                                  PDS FINANCIAL
                              C O R P O R A T I O N

        Offer to Exchange 10% Senior Subordinated Notes due July 1, 2004 (Cusip No. 69329T AB 1) for 12% Senior Subordinated Notes due July 1, 2007

               ---------------------------------------------------

                  This exchange offer will expire at 5:00 p.m.,
               New York City time on June 8, 2001, unless extended

               ---------------------------------------------------

Terms of the Exchange Offer:

      o We will issue up to $11,730,000 aggregate principal amount of new notes. We will also pay a participation fee of $10 cash for each $1,000 principal amount of old notes tendered and accepted for exchange.

      o We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

      o You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

      o     We will not receive any proceeds from the exchange offer.

      o There is no existing market for the notes to be issued, and we do not intend to apply for listing of the notes on any securities exchange.

      o The exchange offer is subject to certain conditions, including a condition that at least $2,340,000 aggregate principal amount of old notes are validly tendered, and not properly withdrawn.

The New Notes:

      o     Maturity Date: July 1, 2007

      o Interest Rate: 12% per year, payable quarterly on the first business day of January, April, July and October of each year, beginning October 1, 2001.

      o Mandatory Redemption: Each year beginning July 1, 2004, the trustee will select notes having an aggregate principal amount equal to 25% of the aggregate principal amount of new notes issued in the exchange offer for mandatory redemption at par plus accrued interest ($2,932,000 assuming all old notes are exchanged).

      o Optional Redemption: We have the option to redeem the notes, in whole or in part, at any time after the date of this exchange circular at par plus accrued interest and any premium, if applicable.

      o Subordination: The notes are unsecured general obligations and will be subordinated to all of our existing and future senior debt, as defined in the indenture. At March 31, 2001, we had senior debt in the amount of $49,259,000.

      o Other terms: All other terms of the new notes are substantially the same as the terms of the old notes.

      Based on an interpretation by the staff of the Division of Corporate Finance of the Securities and Exchange Commission, we believe that the new notes issued pursuant to the exchange offer, like the old notes may be offered for resale, resold and otherwise transferred by any holder thereof without compliance with the registration requirements of the Securities Act of 1933, as amended.

      Prior to this offering there has been no market for the new notes, and there can be no assurance that an active trading market will develop. Our financial advisor has advised us that they will not be making a market in the new notes. The new notes will not be listed on any securities exchange or on any Nasdaq system.

      See the section entitled "Risk Factors" that begins on page 7 for a discussion of the risks that you should consider before tendering your outstanding notes for exchange.

      We have retained MacKenzie Partners, Inc. as our information agent to assist you in connection with the exchange offer. You may call MacKenzie Partners at (800) 322-2885 or (212) 929-5500, to receive additional documents and to ask questions.

      The offer of the securities contemplated in the exchange offer is made pursuant to the exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended, provided by Section 3(a)(9) thereof, and accordingly, the offer of such securities has not been registered with the Securities and Exchange Commission.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this exchange circular. Any representation to the contrary is a criminal offense.

               The date of this Exchange Circular is May 11, 2001.

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This exchange circular is not an offer to sell, or a solicitation of an offer to buy any of the notes to any person or by anyone in any jurisdiction where it is unlawful. Neither the delivery of this exchange circular nor any sale using the exchange circular shall, under any circumstances, create any implication that the information contained in this document or that we have referred you to is correct after the date hereof or that there has been no change in affairs since the date hereof.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................iii
INCORPORATION OF DOCUMENTS BY REFERENCE......................................iii
FORWARD-LOOKING STATEMENTS...................................................iii
EXCHANGE CIRCULAR SUMMARY......................................................1
RISK FACTORS...................................................................7
USE OF PROCEEDS...............................................................11
PRICE RANGE OF COMMON STOCK...................................................11
DISTRIBUTIONS AND DIVIDEND POLICY.............................................11
CAPITALIZATION................................................................12
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..............................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS......................................................16
THE EXCHANGE OFFER............................................................24
DESCRIPTION OF NEW NOTES......................................................31
BUSINESS......................................................................35
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.....................................45
PLAN OF DISTRIBUTION..........................................................47
DESCRIPTION OF SECURITIES.....................................................47
INDEX TO FINANCIAL STATEMENTS................................................F-1

                              AVAILABLE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other materials regarding issuers that file electronically with the SEC, including us. In addition, material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., at 1735 K Street, N.W., Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to incorporate by reference some of the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this exchange circular. We are incorporating by reference our Annual Report on Form 10-K for the year ended December 31, 2000 with respect to the information contained in Item 10 "Directors and Executive Officers," Item 11 "Executive Compensation," Item 12 "Security Ownership of Certain Beneficial Owners and Management," and Item 13 "Certain Relationships and Related Transactions" of that Annual Report on Form 10-K. You may obtain a copy of this information at no cost by writing or telephoning us at the following address: PDS Financial Corporation, 6171 McLeod Drive, Las Vegas, Nevada 89120, attention: Chief Financial Officer, (702) 736-0700. If you would like to request copies of these documents, please do so by May 31, 2001 in order to receive them before the expiration of the exchange offer. In the event that the exchange offer period is extended by us, you must submit your request no later than five business days before the expiration date, as extended.

                           FORWARD-LOOKING STATEMENTS

      This exchange circular contains forward-looking statements within the meaning of the Private Litigation Securities Reform Act. These forward-looking statements reflect management's current expectations or beliefs that future actual results could differ materially from those in any forward-looking statements depending on the outcome of certain factors. Any such forward-looking statements involve risks and uncertainties, including those discussed in "Risk Factors." Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "estimates," "may," "will," "should," "seeks," "plans," "scheduled to," "anticipates" or "intends" or the negatives of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. Forward-looking statements speak only as of the date they are made, and, except as required by applicable law, we undertake no obligation to update them.

--------------------------------------------------------------------------------

                            EXCHANGE CIRCULAR SUMMARY

      The following summary highlights selected information from this exchange circular and may not contain all of the information that is important to you. This exchange circular includes the basic terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this entire document and the documents we have referred you to, including the financial data and the information set forth under the heading "Risk Factors."

About PDS

      We were incorporated under the laws of the State of Minnesota in 1988. Our corporate offices and our reconditioning facilities are located in approximately 58,000 square feet of leased space at 6171 McLeod Drive, Las Vegas, Nevada 89120-4048. We intend to change our name to PDS Gaming Corporation if our stockholders approve the name change at our annual stockholders meeting on May 11, 2001.

      We were originally founded as a leasing company, specializing in vehicle and general equipment leasing transactions. We began providing equipment financing for new Native American gaming facilities in the Upper Midwest in early 1991. Since 1994, substantially all of our gross originations have resulted from transactions in the gaming industry. In 1996, we established a sales office in Las Vegas, Nevada, which became our principal executive office in 1997.

      We currently operate four distinct divisions. These divisions are:

      o     Finance and Lease,

      o     Casino Slot Exchange(R),

      o     Table Games, and

      o     Casino Operations.

      Our Finance and Lease Division engages in the business of financing and leasing gaming equipment. The gaming equipment that we finance consists mainly of slot machines, video gaming machines, table games, and other gaming devices. We also finance furniture, fixtures, and other gaming related equipment, including restaurant and hotel furniture, vehicles, security and surveillance equipment, computers and other office equipment. The division generally targets established medium-sized casino operators that are opening new gaming facilities or expanding existing gaming facilities, as well as new casinos that we believe have acceptable credit quality.

      In 1997, we established PDS Slot Source, a reconditioned gaming machine sales and distribution division, to complement our financing and leasing activities. During 2000, we acquired Casino Slot Exchange(R), a worldwide e-commerce marketing and distribution website, and subsequently changed the name of PDS Slot Source to Casino Slot Exchange(R).

      Our Table Games Division distributes both digital and traditional table games to casinos, including its patented Digital Card System(R) (DCS(TM)) platform. This innovative platform can support a wide variety of digital table games.

      Our entry into casino operations was formalized on January 25, 2001, when the Nevada Gaming Commission issued its final approval for our acquisition of The Gambler casino. The Gambler casino is located on North Virginia Street in downtown Reno, Nevada. The Gambler is an unrestricted licensed casino with an installed base of approximately 175 gaming devices.

      In order to offer financing and gaming products, we must be licensed in each jurisdiction in which we conduct business. As part of the licensing process, each gaming jurisdiction performs a thorough investigation of each applicant and certain of its directors, officers, key employees and significant shareholders. We are currently licensed in Nevada as a manufacturer, distributor, slot route operator, and operator, and in New Jersey, Colorado,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Iowa, Minnesota, New Mexico, Illinois, Indiana, Mississippi, Washington, and with numerous California tribes. Over 85% of the installed base of gaming devices in the United States are located in these jurisdictions. We believe that our gaming licenses, as well as our experience in the gaming industry, provide a competitive advantage, enabling us to offer financing packages and services that meet the needs of this industry more effectively than traditional financing.

Pending Acquisition of P.T. Gaming LLC

      On May 9, 2001, we announced the signing of a definitive agreement to acquire the outstanding capital stock of P.T. Gaming LLC, a Nevada limited liability company, for a total purchase price of $26,000,000. P.T. Gaming operates twenty-three P.T.'s Pubs casino/bar operations in Clark County Nevada. We intend to finance substantially all of the purchase price with debt financing that will be senior to the new notes and the old notes. We cannot assure you that debt financing will be available on terms acceptable to us. The closing of the acquisition is subject to several conditions, including, without limitation, receipt of regulatory approvals from the Nevada State Gaming Control Board and the Nevada Gaming Commission. We may terminate the definitive agreement for any reason prior to July 3, 2001.

The Exchange Offer

      Background. The purpose of this exchange offer is to exchange all of the outstanding old notes for new notes. You should read the discussions under the headings "The Exchange Offer" and "Description of New Notes" for further information regarding the notes to be issued in the exchange offer. The old notes were issued on May 4, 1998 in the aggregate principal amount at maturity of $13,800,000 million. As of March 31, 2001, $11,730,000 million aggregate principal amount of the old notes was outstanding.

      New Notes versus Old Notes. The new notes differ from the old notes in the following material ways:

      o     All of the new notes will mature on July 1, 2007.

      o Interest on the new notes will accrue at the annual rate of 12% and will be payable quarterly on the first business day of January, April, July and September of each year, beginning October 1, 2001.

      o Each year beginning July 1, 2004, the trustee will select new notes having an aggregate principal amount equal to 25% of the aggregate principal amount of new notes issued in the exchange offer for mandatory redemption at par plus accrued interest ($2,932,500 assuming all old notes are exchanged).

      o We have the option to redeem the new notes, in whole or in part, at any time after the date of this exchange circular at par plus accrued interest and any premium, if applicable.

Securities Offered......................  Up to $11,730,000 million in principal amount of new 12% senior subordinated
                                          notes due 2007.

Participation Fee.......................  Holders that tender their old notes will receive upon our acceptance of
                                          the old notes, a participation fee
                                          equal to $10 in cash for each $1,000
                                          principal amount of old notes
                                          tendered.

The Exchange Offer......................  We are offering the new notes in exchange for a like principal amount
                                          at maturity of old notes. You may
                                          tender your outstanding old notes for
                                          exchange by following the procedures
                                          described under the heading "The
                                          Exchange Offer."

Tenders, Expiration Date, Withdrawal....  The exchange offer will expire at 5:00
                                          p.m., New York City time on June 8,
                                          2001, unless we extend it. You may
                                          withdraw any notes that you tender for
                                          exchange at any time prior to the
                                          expiration of the exchange offer. If
                                          we decide for any reason not to accept
                                          any notes you have tendered for
                                          exchange, those notes will be returned
                                          to you without

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                          cost promptly after the expiration or
                                          termination of the exchange offer. See
                                          "The Exchange Offer" for a more
                                          complete description of the tender and
                                          withdrawal provisions.

Conditions..............................  The exchange is subject to certain conditions, including a condition that
                                          a minimum of $2,340,000 aggregate
                                          principal amount of old notes are
                                          validly tendered and not properly
                                          withdrawn. We may, in our discretion,
                                          waive one or more conditions.

Legal Limitation........................  This exchange circular is not an offer to sell, and is not soliciting any
                                          offer to buy any new notes in any
                                          jurisdiction in which the offer or
                                          sale is not permitted. The exchange
                                          offer may only be made in the state of
                                          Arizona by a person registered as a
                                          broker-dealer in the state of Arizona.
                                          Because we are not registered as a
                                          broker-dealer in the state of Arizona,
                                          we will not conduct the exchange offer
                                          in Arizona and holders of old notes
                                          who reside in Arizona will not be able
                                          to tender their old notes in the
                                          exchange offer. Except as set forth in
                                          this paragraph, we are not aware of
                                          any U.S. jurisdiction where the making
                                          of the exchange offer or its
                                          acceptance would not be legal. If we
                                          learn of any jurisdiction where making
                                          the exchange offer or its acceptance
                                          would not be permitted, we intend to
                                          make a good faith effort to comply
                                          with the relevant law of such
                                          jurisdiction. If, after a good faith
                                          effort, we cannot comply with such
                                          law, we will determine whether the
                                          exchange offer will be made to, and
                                          whether tenders will be accepted from
                                          or on behalf of, persons who are
                                          holders of old notes residing in the
                                          jurisdiction.

Optional Exchange.......................  Holders of outstanding old notes may opt not to tender those notes in the
                                          exchange offer. Therefore, it is
                                          possible that not all new notes
                                          offered by this exchange offer will be
                                          issued.

Consequences of Failure to Exchange
Notes...................................  If you do not exchange your old notes for new notes in the exchange offer,
                                          your old notes will continue to be
                                          subject to the provisions of the
                                          indenture relating to the old notes,
                                          including without limitation the
                                          provisions regarding transfer and
                                          exchange of the old notes.

U. S. Federal Income Tax Consequences...  In the opinion of our counsel, for
                                          U.S. federal income tax purposes, the
                                          exchange of old notes for new notes
                                          and the payment of the participation
                                          fee will be a taxable event. For a
                                          summary of material U.S. federal
                                          income tax consequences associated
                                          with the exchange of old notes for new
                                          notes issued in the exchange offer and
                                          the ownership and disposition of those
                                          new notes, see "Certain U.S. Federal
                                          Income Tax Consequences." You should
                                          consult your own tax advisor as to the
                                          consequences of the exchange.

Use of Proceeds.........................  We will not receive any cash proceeds from the exchange offer.

Exchange Agent..........................  U.S. Bank Trust National Association
                                          is serving as the exchange agent in
                                          connection with the exchange offer.

Information Agent.......................  MacKenzie Partners, Inc., is serving as the information agent in connection
                                          with the exchange offer.

Financial Advisor.......................  The Seidler Companies Incorporated is
                                          serving as our financial advisor in
                                          connection with the exchange offer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Summary Description of the New Notes

Maturity....................  The maturity date for the new notes is July 1,
                              2007.

Interest Rate...............  12% per year.

Interest Payment Date.......  Interest on the new notes will be payable quarterly on the first business day of January, April, July and October of each year, beginning October 1, 2001.

Ranking.....................  The new notes are unsecured general obligations and will be subordinated to all of our existing and future senior debt, as defined in the section entitled "Description of the Notes." At March 31, 2001, we had senior debt in the amount of $49,259,000.

Mandatory Redemption........  Each year, beginning July 1, 2004, the trustee will select notes having an aggregate principal amount equal to 25% of the aggregate principal amount of new notes issued in the exchange offer for mandatory redemption at par plus accrued interest ($2,932,500 assuming all old notes are exchanged).

Optional Redemption.........  We have the option to redeem the notes, in whole or in part, at any time after the date of this exchange circular at par plus accrued interest, plus the applicable premium, if any. If we redeem the notes in 2001, a 3% premium will be due. If we redeem the notes in 2002, a 2% premium will be due. If we redeem the notes in 2003, a 1% premium will be due. No premium will be paid with respect to optional redemption occurring after January 1, 2004.

Covenants...................  We will issue the notes being offered in the exchange offer under an indenture with U.S. Bank Trust National Association, as trustee. The indenture contains certain covenants that, among other things:

                                   o Require us to maintain a minimum net worth
                                     of $6,200,000;
                                   o Restrict us from paying dividends or
                                     repurchasing stock under some
                                     circumstances;
                                   o Restrict us from engaging in transactions
                                     with affiliates; and
                                   o Restrict or limit us from effecting
                                     mergers, consolidations or transfers of
                                     substantially all of our assets.

Listing.....................  None.

Risk Factors

      See "Risk Factors" beginning on page 7 for a discussion of factors that should be considered by holders of outstanding notes before tendering their outstanding notes in the exchange offer.

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                                       4

--------------------------------------------------------------------------------

Summary Historical and Pro Forma Financial Data

      The summary historical financial data for each of the years in the five-year period ended December 31, 2000 has been derived from our audited consolidated financial statements. The selected statement of operations data for the three-months ended March 31, 2001 and the selected balance sheet data as of March 31, 2001 are derived from our unaudited consolidated financial statements, and, in our management's opinion, all adjustments necessary for a fair presentation of these financial statements are included. In connection with the exchange offer old notes may be exchanged for new notes with a like principal amount at maturity. Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the new notes are not substantially different from those of the old notes. Accordingly, the carrying amount of the old notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Remaining debt issuance costs will be amortized over the period from the date of the exchange through the maturity date of the new notes. Any amounts paid to third parties relating to the exchange will be expensed as incurred.

      The pro forma Statement of Operations data for the three months ended March 31, 2001 gives pro forma effect to the consummation of the exchange offer (assuming all of the old notes are exchanged) assuming such transaction occurred on January 1, 2000. The pro forma Balance Sheet as of March 31, 2001 gives pro forma effect to the completion of the exchange offer (assuming all of the old notes are exchanged) assuming such transaction occurred on March 31, 2001.

      The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma information is provided to aid in your analysis of the financial aspects of the exchange offer. You should not rely on the pro forma information as being indicative of the historical results that would have been achieved had the transactions occurred at the times outlined above. Furthermore, this information may not necessarily reflect our results of operations, financial position and cash flows in the future. Interim results are not necessarily indicative of results for a full year.

      This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and related notes included elsewhere in this exchange circular:

                                                                    Year Ended December 31,
                                         -----------------------------------------------------------------------------
                                             1996            1997            1998            1999            2000
                                         ------------    ------------    ------------    ------------     ------------
Income Statement Data:
Total revenues                           $  6,360,000    $ 47,613,000    $ 36,015,000    $ 35,479,000     $ 52,900,000
Total costs and expenses                    5,876,000      46,094,000      35,440,000      36,473,000       51,667,000
                                         ------------    ------------    ------------    ------------     ------------
Income (loss) before income taxes             484,000       1,519,000         575,000        (994,000)       1,233,000
Provision (benefit) for income taxes          179,000         577,000         219,000        (260,000)         505,000
                                         ------------    ------------    ------------    ------------     ------------
Net income (loss)                        $    305,000    $    942,000    $    356,000    $   (734,000)    $    728,000
                                         ============    ============    ============    ============     ============
Other Data:
Ratio of earnings to fixed charges(1)            1.36            1.36            1.11            0.88             1.15
EBITDA(2)                                $  4,041,000    $ 14,368,000    $ 10,568,000    $ 15,912,000     $ 17,808,000

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                                       5

--------------------------------------------------------------------------------

                                                       Unaudited March 31, 2001
                                              -----------------------------------------
                                                                             Pro Forma
                                                  2000           2001           2001
                                              -----------    -----------    -----------
Income Statement Data:
Total revenues                                $18,015,000    $ 9,357,000    $ 9,357,000
Total costs and expenses                       17,741,000      8,583,000      9,051,000
                                              -----------    -----------    -----------
Income before income taxes                        274,000        774,000        306,000
Provision for income taxes                         99,000        310,000        123,000
                                              -----------    -----------    -----------
Net income                                    $   175,000    $   464,000    $   183,000
                                              ===========    ===========    ===========
Other Data:
Ratio of earnings to fixed charges(1)                1.13           1.38           1.24
EBITDA(2)                                     $ 5,270,000    $ 4,218,000    $ 3,813,000

                                                              Unaudited March 31, 2001
                                                             --------------------------
                                                               Actual        Pro Forma
                                                             -----------    -----------
Balance Sheet Data:
Notes, accounts, and leases receivable, net of allowances    $55,707,000    $55,707,000
Equipment under operating leases, net                         15,046,000     15,046,000
Total assets                                                  86,887,000     86,552,000
Notes payable                                                 49,259,000     49,259,000
Subordinated debt                                             11,434,000     11,317,000
Total stockholders' equity                                    11,312,000     11,031,000

(1) Ratio of earnings to fixed charges computed by dividing pretax earnings from continuing operations before fixed charges by fixed charges. Fixed charges consists of interest expense on debt and amortization of debt issuance cost.
(2) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. EBITDA, as adjusted, is presented as additional information because it is commonly used in the industry and we believe it to be a useful indicator of a company's ability to meet debt service requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles).

--------------------------------------------------------------------------------

                                  RISK FACTORS

      You should consider carefully the following risks and all of the information set forth in this exchange circular before tendering your notes for exchange in the exchange offer. The risk factors set forth below are generally applicable to both the outstanding notes and the notes issued in the exchange offer.

Risks Relating to the Exchange Offer

      The new notes are unsecured obligations and subordinated to our senior debt.

      The new notes are unsecured and subordinated in right of payment to all of our senior debt as defined in the indenture. Therefore, in the event of a liquidation or reorganization, amounts due pursuant to the new notes will be paid only after all senior debt, including interest, has been paid in full. Accordingly, in such circumstances, sufficient assets may not be available to pay amounts due on the notes. As of March 31, 2001, the aggregate principal amount of senior debt outstanding was $49,279,000. The indenture does not limit our ability to incur additional senior debt. On May 9, 2001 we announced the signing of a definitive agreement to acquire the outstanding capital stock of P.T. Gaming. We intend to finance substantially all of the purchase price with debt financing that will be senior to the Old Notes and New Notes.

      We cannot assure you that a market for the new notes will develop.

      Prior to this exchange offer, there has been no public market for the new notes. The new notes will not be listed on any securities exchange or the Nasdaq system. We cannot assure you that a market for the new notes will develop. Our financial advisor has advised us that it does not intend to make a market in the new notes. Any market that may develop for such securities is expected to be of a limited nature. If such markets were to exist, the new notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of, and trading market for, the new notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects. As a result, an investment in the new notes may not be suitable for investors who do not wish, or who are not financially able, to remain as investors for a substantial period of time.

Risks Relating to our Business

      Our business and our key personnel are subject to numerous and stringent gaming regulations. Our failure to comply with these gaming regulations could have a material adverse effect on our business.

      Our business activities, including the financing of gaming equipment and supplying reconditioned gaming machines to casino operators in the United States, are subject to strict regulation under various state, county, and municipal laws. We, and our officers and shareholders, have received the licenses, permits, and authorizations required to own and distribute gaming machines in Nevada, New Jersey, Mississippi, Colorado, Iowa, Indiana, Illinois, New Mexico, Minnesota, Washington and certain tribes in California. Additionally, we have received our slot route operator's and operator's licenses in Nevada. Our failure, or the failure of any of our key personnel, to obtain or maintain the requisite licenses, permits, and authorizations would have a material adverse effect on us. Our ability to expand our activities may be hindered by delays in obtaining state licenses or by our inability to obtain these licenses. The approval process to obtain these licenses can be time consuming and costly and there is no assurance of success. We cannot assure you as to the term for which our licenses will be renewed in a particular jurisdiction or as to what license conditions, if any, may be imposed by any jurisdiction in connection with the renewal of our licenses. We cannot predict the effect that an adoption of, or changes in, gaming laws, rules, and regulations might have on our future operations.

      Our prospects are dependent upon our ability to compete effectively.

      We face significant competition in the markets in which we operate. In the gaming equipment financing market, we compete with equipment manufacturers and, to a lesser extent, with leasing companies, commercial banks, and other financial institutions. A number of our competitors are significantly larger and have substantially greater resources than we have. The market for gaming machines is extremely competitive and there are a number of established, well financed and well-known companies producing and selling machines that compete with the Company. With respect to the sales of reconditioned gaming machines, we compete primarily against equipment manufacturers and smaller distributors. It is possible that new competitors may engage in gaming equipment financing or in the distribution of reconditioned gaming machines. Some of these competitors may have licenses to own or to sell gaming equipment and may also have greater financial resources than we have. If we encounter a significant level of competition from these competitors, we may not be able to successfully compete in our present markets.

      The demand for our products and services is dependant on many factors, some of which are outside of our control.

      We believe that our ability to increase revenues, cash flow and profitability depends, in part, upon continued market acceptance of our products and services. In particular, our success depends on our leasing activities and casino operations. We cannot assure you that the market will continue to accept our products and services. Changes in the market conditions of the gaming industry and of the financial condition of casino operators could limit or diminish the market's acceptance of these products and services. For example, a consolidation within the industry, or other similar factors, could affect the market's acceptance of our products and services. Historically, we have experienced significant nonrecurring revenues in connection with our financing and sales of gaming equipment to casino operators. We have attracted new customers to replace these nonrecurring revenues. Insufficient market acceptance of our products and services or a decline in the public acceptance of gaming could have a material adverse effect on our business, financial condition, and results of operations.

      We depend on the continued availability of adequate financing. If our present sources of financing become unwilling, in the future, to continue to provide financing our ability to conduct our business could be severely affected.

      The amount and number of financing transactions that we can originate are directly dependent upon and limited by our ability to fund such transactions, either through the sale of such transactions to institutional investors or through our working capital, lines of credit, and other financing sources. In addition, we desire to hold a greater volume of transactions, particularly leases, in our portfolio. We cannot assure you that our present funding sources will be willing to purchase future transactions, expand existing lines of credit or continue to provide us with a source of funds under acceptable terms. Further, we cannot assure you that we would be able to locate new funding sources, if needed. As a result, funding for our transactions may not be available on acceptable terms or on a timely basis, if at all. Our inability to obtain suitable and timely funding for our transactions could have a material adverse effect on our operations.

      In order to successfully compete, we need to continue to be able to recover our investment in the equipment we lease, purchase, recondition and resell.

      The gaming equipment that we lease under our operating leases and our inventory of gaming devices represents a substantial portion of our capital. Under the operating leases, we retain title to the gaming equipment and assume the risk of not recovering our entire investment in the gaming equipment through either re-leasing or selling the gaming equipment. At the inception of each operating lease, we estimate the residual value of the leased equipment, which is the estimated market value of the equipment at the end of the initial lease term. The actual residual value realized may differ from the estimated residual value, resulting in a gain or loss when we sell or re-lease the leased equipment at the end of the lease term. Our inability to re-lease or sell the gaming equipment on favorable terms could have a material adverse effect on us.

      We also engage in the purchase, reconditioning and resale of used gaming devices. We can offer no assurance that we will be able to recover the cost of such gaming devices. The failure to do so could have a material adverse effect on us.

      We may not be able to complete expansion through acquisitions of existing operating casinos as planned.

      Our strategic plan involves future expansion through the acquisition of additional operating casinos. We may not be successful in completing any currently contemplated acquisitions, including the pending acquisition of

P.T. Gaming, or future acquisitions of operating casinos, and, even if completed, these acquisitions may not be successful. Numerous factors, including regulatory or financial constraints, could intervene and cause us to alter, delay or abandon our acquisition plans. The acquisition of an operating casino will require advance approval by the appropriate gaming regulator in the jurisdiction in which the casino is located. The operation of casinos is also a highly competitive business. Principal competitive factors include the quality and location of the casino, the nature and quality of the amenities and customer service offered at the casino and the implementation and success of marketing programs. For the Gambler casino, located in Reno, Nevada, the principle competition comes from larger casinos focusing on the local market. In addition, in 2000, California legalized gaming by Native American tribes, which may have a material impact on the Reno gaming market. The Reno gaming market may also have a material negative impact from other casinos in nearby locations; some of these sites may be closer to larger population centers and, if developed might enjoy a competitive advantage over our casinos.

      Risks relating to Casino Slot Exchange(R).

      We established the division we refer to as Casino Slot Exchange(R) (formerly known as Slot Source) in 1997. The success of this division is subject to various risks, including:

      o the potential inability to find adequate sources of used gaming machines;

      o the potential inability to obtain, or delays in obtaining, parts necessary to refurbish used gaming machines;

      o     our competitors' control over the supply of certain parts; and

      o changes in demand and other market conditions relating to refurbished gaming machines.

      The occurrence of any of these risks could decrease sales and growth of this business and could have a material adverse effect on us.

      Because we occasionally retain a portion of the transactions we originate, instead of immediately selling these transactions to institutional investors and because we provide financing to Native American tribes, which, generally, enjoy sovereign immunity, our financing transactions are subject to substantial risks.

      We have funded selected gaming equipment transactions entirely with our own working capital or with borrowed funds rather than immediately selling the transactions to institutional investors. In some situations, we retain a portion of the transactions that we originate. This approach requires substantial capital and places us at risk for our investment in the transactions. For example, this approach may subject us to greater loss in the event of a default by the lessee or borrower or the inability to sell the transactions to institutional investors after a period of temporary investment by us. In connection with our financing transactions, our level of risk depends primarily on the creditworthiness of the lessee or borrower and the underlying collateral.

      In addition, we have provided, and may provide in the future, financing to Native American tribes. Native American tribes in the United States generally enjoy sovereign immunity from lawsuits, similar to that of the United States government. Although we generally obtain a waiver of sovereign immunity, we can offer no assurance that a tribe will not assert sovereign immunity, even if such right has been waived. The law regarding sovereign immunity is unsettled. If any Native American tribe defaults and successfully asserts its right of sovereign immunity, our ability to recover our investment and originate and sell future Native American gaming transactions could be materially adversely affected.

      We cannot assure you that we will not incur significant losses with respect to financing transactions in the future, or that such losses will not have a material adverse effect on our financial condition.

      We have a Limited Operating History with Respect to our Table Games Division.

      The Table Games Division, which we established during 2000, is an important component in our strategy to increase recurring revenues. Our Table Games Division's core product are the Digital Card System(TM) gaming devices. This product and new technology has a limited operating history and is subject to various risks, including but not limited to:

      o our ability to acquire the regulatory approvals needed in certain gaming jurisdictions to market and distribute the product or products;

      o     the demand for, or market acceptance of, the product or products;
            and

      o     other market conditions related to the technology.

      Our inability to overcome any of the above risks could have a material adverse effect on our ability to realize future prospects in table games.

      Our Business is Heavily Dependent on our Current Chief Executive Officer.

      Our success is largely dependent on the efforts of Johan P. Finley, our founder, Chairman and Chief Executive Officer. Although we maintain $2 million worth of "key person" life insurance and have an employment agreement with Mr. Finley, the loss of Mr. Finley's services could have a material adverse effect on our business.

      Our Results Fluctuate Significantly from Quarter to Quarter.

      Our quarterly results have historically fluctuated due to the timing of completion of large financing transactions, as well as the timing of recognition of the resulting fee income upon the completion of brokered transactions. Thus, the results of any quarter are not necessarily indicative of the results that may be expected for any other interim period.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer.

                           PRICE RANGE OF COMMON STOCK

      Our common stock trades on the Nasdaq SmallCap Market under the symbol "PDSF." The following table sets forth the high and the low sale prices of our Common Stock as reported by the Nasdaq SmallCap Market for each of the quarters in the two year period ended December 31, 2000 and the first quarter of 2001.

1999                                                    High               Low
                                                 -----------       -----------
     First Quarter                               $      3.38       $      2.13
     Second Quarter                                     4.94              1.81
     Third Quarter                                      4.94              2.06
     Fourth Quarter                                     2.31              1.25
2000
     First Quarter                                      1.88              1.06
     Second Quarter                                     1.50              1.06
     Third Quarter                                      2.69              1.25
     Fourth Quarter                                     2.30              1.13
2001
     First Quarter                                      2.31              1.44

      As of April 6, 2001, there were approximately 43 shareholders of record of our common stock.

                        DISTRIBUTIONS AND DIVIDEND POLICY

      Our Board of Directors expects to retain all earnings for operating purposes and does not expect to pay dividends on the common stock for the foreseeable future. In addition, the indenture prohibits the payment of dividends for so long as any of the new notes are outstanding, and our revolving credit agreements place restrictions on our ability to pay dividends or make other distributions on our common stock. Our payment of dividends, if any, on our common stock in the future is subject to the discretion of our Board of Directors and will depend on our earnings, financial condition, capital requirements and other relevant factors.

                                 CAPITALIZATION

      The following table sets forth our debt and capitalization as of March 31, 2001 and pro forma to give effect to the completion of the exchange offer (assuming all of the old notes are exchanged). The information presented below should be read in connection with "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis," and our consolidated financial statements and related notes included elsewhere in this exchange circular.

                                                            Unaudited March 31, 2001
                                                         -----------------------------
                                                           Actual           Pro Forma
                                                         ------------     ------------
Non-recourse debt                                        $ 24,071,000     $ 24,071,000
Other recourse debt                                        25,188,000       25,188,000
10% Senior Subordinated Notes (Net of Costs)               11,434,000       11,317,000
                                                         ------------     ------------
     Total debt                                            60,693,000       60,576,000
Preferred Stock, 1,000,000 shares authorized;
  no shares issued and outstanding
Common Stock, $.01 par value, 20,000,000 shares
  authorized, 3,714,485 shares issued and outstanding          37,000           37,000
Additional paid-in capital                                 11,562,000       11,562,000
Retained earnings (deficit)                                  (287,000)        (568,000)
                                                         ------------     ------------
     Total shareholders' equity                            11,312,000       11,031,000
                                                         ------------     ------------
     Total capitalization                                $ 72,005,000     $ 71,607,000
                                                         ============     ============

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The consolidated Statement of Operations data for each of the years in the five-year period ended December 31, 2000 has been derived from our audited consolidated financial statements. The selected statement of operations data for the three-months ended March 31, 2001 and the selected balance sheet data as of March 31, 2001 are derived from our unaudited consolidated financial statements, and, in our management's opinion, all adjustments necessary for a fair presentation of these financial statements are included. In connection with the exchange offer, old notes may be exchanged for new notes with a like principal amount at maturity. Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the new notes are not substantially different from those of the old notes. Accordingly, the carrying amount of the old notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Remaining debt issuance costs will be amortized over the period from the date of the exchange through the maturity date of the new notes. Any amounts paid to third parties relating to the exchange will be expensed as incurred.

      The pro forma Statement of Operations data for the three months ended March 31, 2001 gives pro forma effect to the consummation of the exchange offer (assuming all of the old notes are exchanged) assuming such transaction occurred on January 1, 2001. The pro forma Balance Sheet as of March 31, 2001 gives pro forma effect to the completion of the exchange offer (assuming all of the old notes are exchanged) assuming such transaction occurred on March 31, 2001. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma information is provided to aid in your analysis of the financial aspects of the exchange offer. You should not rely on the pro forma information as being indicative of the historical results that would have been achieved had the transaction occurred at the times outlined above. Furthermore, this information may not necessarily reflect our results of operations, financial position and cash flows in the future. Interim results are not necessarily indicative of results for a full year. This information should be read in connection with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this exchange circular:

                                                                      Year Ended December 31,
                                            -----------------------------------------------------------------------------
                                                1996            1997            1998            1999            2000
                                            ------------    ------------    ------------    ------------     ------------
Income Statement Data:
Revenues:
  Sales-type leases                                         $ 14,480,000    $  3,964,000    $  7,699,000    $ 23,038,000
  Equipment sales                                             17,482,000      20,522,000       6,146,000       9,749,000
  Operating lease rentals                   $  2,938,000      11,406,000       6,750,000      12,426,000       10,497,000
  Finance income                                 936,000       1,575,000       3,033,000       5,511,000        7,509,000
  Fee income                                   2,486,000       2,670,000       1,746,000       3,697,000        2,107,000
                                            ------------    ------------    ------------    ------------     ------------
                                               6,360,000      47,613,000      36,015,000      35,479,000       52,900,000
                                            ------------    ------------    ------------    ------------     ------------
Costs and expenses:
  Sales-type leases                                           13,654,000       3,386,000       6,622,000      19,359,000
  Equipment sales                                             15,123,000      17,257,000       6,740,000       9,844,000
  Depreciation on operating leases             2,203,000       8,589,000       4,931,000       8,773,000        8,217,000
  Interest                                     1,354,000       4,260,000       5,062,000       8,133,000        8,358,000
  Selling, general and administrative          2,149,000       3,840,000       4,681,000       4,810,000        5,677,000
  Collection and asset impairment
     provision                                   170,000         628,000         123,000       1,395,000          212,000
                                            ------------    ------------    ------------    ------------     ------------
                                               5,876,000      46,094,000      35,440,000      36,473,000       51,667,000
                                            ------------    ------------    ------------    ------------     ------------
Income (loss) before income taxes                484,000       1,519,000         575,000        (994,000)       1,233,000
Provision (benefit) for income taxes             179,000         577,000         219,000        (260,000)         505,000
                                            ------------    ------------    ------------    ------------     ------------
Net income (loss)                           $    305,000    $    942,000    $    356,000    $   (734,000)    $    728,000
                                            ============    ============    ============    ============     ============
Net Income (loss) per share (1):
  Basic                                     $       0.10    $       0.30    $       0.10    $      (0.20)    $       0.20
  Diluted                                           0.10            0.28            0.09           (0.20)            0.20
Weighted average shares outstanding (1):
  Basic                                        3,126,848       3,184,000       3,611,000       3,684,000        3,711,000
  Diluted                                      3,126,848       3,620,000       3,784,000       3,684,000        3,730,000

                                                                               Unaudited March 31,
                                                                     -----------------------------------------
                                                                                                    March 31
                                                                                                    Pro Forma
                                                                        2000           2001            2001
                                                                     -----------    -----------    -----------
Income Statement Data:
Revenues:
  Sales-type leases                                                  $ 9,762,000
  Equipment sales                                                      2,604,000    $ 3,483,000    $ 3,483,000
  Operating lease rentals                                              3,913,000      1,790,000      1,790,000
  Finance income                                                       1,419,000      1,278,000      1,278,000
  Fee income                                                             317,000      2,472,000      2,472,000
  Gaming revenue                                                                        334,000        334,000
                                                                     -----------    -----------    -----------
                                                                      18,015,000      9,357,000      9,357,000
                                                                     -----------    -----------    -----------
Costs and expenses:
  Sales-type leases                                                    8,634,000
  Equipment sales                                                      2,731,000      3,288,000      3,288,000
  Depreciation on operating leases                                     2,810,000      1,383,000      1,383,000
  Interest                                                             2,186,000      2,061,000      2,124,000
  Gaming costs                                                                          319,000        319,000
  Selling, general and administrative                                  1,380,000      1,532,000      1,937,000
                                                                     -----------    -----------    -----------
                                                                     $17,741,000    $ 8,583,000    $ 9,051,000
Income before income taxes                                               274,000        774,000        306,000
Provision for income taxes                                                99,000        310,000        123,000
                                                                     -----------    -----------    -----------
Net income                                                           $   175,000    $   464,000    $   183,000
                                                                     ===========    ===========    ===========
Net Income per share (1):
  Basic and diluted                                                  $      0.05    $      0.12    $      0.05
Weighted average shares outstanding (1):
  Basic                                                                3,709,000      3,718,000      3,718,000
  Diluted                                                              3,709,000      3,764,000      3,764,000

                                                                   December 31,
                                  ----------------------------------------------------------------------------
                                      1996            1997            1998           1999            2000
                                  ------------    ------------    ------------    ------------    ------------
Balance Sheet Data:
Notes, accounts and leases
  receivable, net of allowance    $ 14,973,000    $ 10,832,000    $ 32,921,000    $ 48,616,000    $ 52,651,000
Equipment under operating
  leases, net                       20,561,000      18,328,000      27,751,000      41,287,000      14,347,000
Total assets                        40,562,000      39,964,000      79,629,000     108,033,000      84,301,000
Notes payable                       23,779,000      27,447,000      37,505,000      66,549,000      48,978,000
Subordinated debt                    1,862,000          89,000      13,165,000      13,323,000      11,400,000
Total stockholders' equity           5,737,000       8,629,000      10,534,000      10,104,000      10,842,000

                                                                                        Unaudited March 31,
                                                                                    --------------------------
                                                                                                    Pro Forma
                                                                                        2001           2001
                                                                                    -----------    -----------
Balance Sheet Data:
Notes, accounts and leases receivable, net of allowance                             $55,707,000    $55,707,000
Equipment under operating leases, net                                                15,046,000     15,046,000
Total assets                                                                         86,887,000     86,552,000
Notes payable                                                                        49,259,000     49,259,000
Subordinated debt                                                                    11,434,000     11,317,000
Total stockholders' equity                                                           11,312,000     11,031,000

(1) See Note 1 of Notes to Financial Statements for the method used to determine the number of shares used to compute per share amounts.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this exchange circular. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Private Litigation Securities Reform Act. See "Forward-Looking Statements" for factors relating to such statements.

      We are engaged in the business of financing and leasing gaming equipment and supplying reconditioned gaming devices to casino operators. The gaming equipment that we finance consists mainly of slot machines, video gaming machines and other gaming devices. In addition, we finance furniture, fixtures and other gaming-related equipment, including gaming tables and chairs, restaurant and hotel furniture, vehicles, security and surveillance equipment, computers and other office equipment. We believe that we are currently the only independent leasing company licensed in the States of Nevada, New Jersey, Colorado, Illinois, Iowa, Indiana, Minnesota, Mississippi, New Mexico and Washington to provide this financing alternative. We also recondition, sell and distribute used and other gaming devices and products through Casino Slot Exchange(R) to complement our leasing and financing activities and to generate equipment sales. During 1999, we expanded our focus beyond providing reconditioned slot and video gaming devices to include new types of table games utilizing our proprietary DCS(TM) platform. During 2000, we formed our Table Games Division. In early 2001, we received a non-restricted gaming license to operate The Gambler casino and formed our Casino Operations Division.

      Our strategy is to increase recurring revenues and cash flows through our operating divisions and by acquiring and operating casinos. In addition to our leasing activities, we also originate note transactions that we generally sell to third parties for fee income. In some of our transactions, we hold the leases or notes for a period of time after origination, or retain a partial ownership interest in the leases or notes. We believe that our ability to recondition and distribute used gaming devices enhances the gaming devices' values at the end of an operating lease and facilitates additional financing transactions. Our access to lower cost financing and equipment, industry knowledge and presence in multiple jurisdictions provide advantages in identifying casino ownership opportunities. The following schedule shows the amount of leases and collateralized equipment loans, which we refer to as financing transactions, originated, in thousands:

                                                                     1998      1999        2000
                                                                   -------    -------    -------
Financing transactions originated and sold to third parties for    $ 8,900    $22,400    $14,500
   fee income

Financing transactions originated for the Company's portfolio       51,400     58,400     13,900
                                                                   -------    -------    -------
                                                                   $60,300    $80,800    $28,400
                                                                   =======    =======    =======

      Our quarterly operating results, including net income, have historically fluctuated due to the timing of completion of large financing transactions, as well as the timing of recognition of the resulting fee income upon subsequent sale. These transactions can be in the negotiation and documentation stage for several months, and our recognition of the resulting fee income may fluctuate greatly from quarter to quarter. Thus, the results of any quarter are not necessarily indicative of the results which may be expected for any other period.

      Our operating results are subject to quarterly fluctuations resulting from a variety of factors, including, but not limited to, (i) variations in the mix of financing transactions between operating leases, direct finance leases and notes receivable, (ii) changes in the gaming industry which affect the demand for reconditioned gaming devices sold by the Company's Casino Slot Exchange(R) division, and (iii) economic conditions, in which a detrimental change can cause customers to delay new investments and increase our bad debt exposure, and reduce the level of fee income obtained through the sale of leases or financing transactions.

Results of Operations

      Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000

      We reported net income of $464,000 in the first quarter of 2001 compared to net income of $175,000 in the first quarter of 2000.

      Revenues in the first quarter of 2001 totaled $9.4 million compared to $18.0 million in the first quarter 2000. This decrease in revenues is primarily comprised of a decrease in sales-type lease revenues of $9.8 million in the first quarter 2001 and a decrease in operating lease rentals of $2.1 million. These decreases were partially offset by an increase in fee income of $2.2 million and an increase in equipment sales of $879,000. The decrease in revenues was exceeded by reduced costs and expenses of $9.2 million, including reduced costs of sales-type leases of $8.6 million and depreciation on leased equipment of $1.4 million, resulting in an increase in income before income taxes of $500,000.

      Revenues from equipment sales totaled $3.5 million in the first quarter of 2001, a 34% increase from $2.6 million for the first quarter in 2000. Shipments of gaming machines increased to 2,100 in the first quarter of 2001 from 1,100 in the first quarter of 2000. Gross profit margin on equipment sales increased to 5.6% in the first quarter in 2001 from a negative 4.9% in the first quarter of 2000 due primarily to improved purchasing procedures associated with the Casino Slot Exchange(R) website.

      Fee income totaled $2.5 million in the first quarter of 2001 compared to $317,000 in the first quarter of 2000. The current quarter fee income was comprised of a fee for financial advisory services compared to the year earlier quarter which primarily consisted of fees generated from the sale of direct finance leases.

      Our average operating lease portfolio was $14.7 million during the first quarter of 2001, a 58% decrease from $35.3 million for the first quarter 2000. This decline reflects the excess of normal depreciation and sales of equipment previously under operating leases over new originations. We completed $6.3 million in originations in the first quarter 2001, compared with $8.1 million in the first quarter 2000. Rental revenue on operating leases decreased to $1.8 million in the first quarter 2001, compared to $3.9 million in the first quarter 2000. Related depreciation decreased to $1.4 million in the first quarter 2001, compared to $2.8 million in the first quarter 2000.

      Finance income totaled $1.3 million for the first quarter 2001 compared to $1.4 million for the first quarter of 2000. The average portfolio of notes receivable and direct finance leases held by us during the first quarter 2001 did not differ significantly from the average portfolio held during the first quarter 2000.

      Gaming revenues of $334,000 and costs of $319,000 in the first quarter of 2001 represent the operations of The Gambler casino in Reno, Nevada. This casino was acquired during the last week in January 2001, and gaming costs include the start-up costs associated with the acquisition.

      Interest expense totaled $2.1 million in the first quarter 2001, compared to $2.2 million for the first quarter 2000. This decrease primarily reflects the lower levels of average outstanding borrowings that were utilized to fund the investment in our leasing portfolio, partially offset by a higher average cost of funds. The average outstanding borrowings were $60.6 million for the first quarter 2001 and $80.4 million for the first quarter 2000.

      Selling, general and administrative expenses totaled $1.5 million for the first quarter 2001 and $1.4 million for the first quarter 2000. The increase primarily reflects increased payroll and related costs related to our Table Games Division, which was created during the third quarter of 2000.

      The estimated effective income tax rate was 40% for the first quarter 2001 and 36% for the first quarter 2000. In both periods, the effective rate was higher than the federal statutory tax rate of 34% due primarily to state income taxes and permanent tax differences.

      Year Ended December 31, 2000 Compared to Years Ended December 31, 1999 and December 31, 1998.

      We reported net income of $728,000 in 2000, net loss of $734,000 in 1999 and net income of $356,000 in 1998.

      The results of operations for 2000 and 1999 primarily reflect:

      o Improved margins in both the Finance and Lease and Casino Slot Exchange(R) divisions for 2000, due primarily to a higher level of sales-type leases, partially offset by lower fee income.

      o During 2000, selling, general, and administrative expenses increased $867,000 from 1999, due in part to the following:

            o Prepayment discounts on notes receivable in the amount of $359,000, and

            o     Investment in Table Games Division of approximately $517,000.

      o During 1999, we liquidated certain used gaming devices held in inventory by Casino Slot Exchange(R), which generated a loss of approximately $669,000. We also recorded provisions for collection and asset impairment losses of $1,395,000 in 1999.

      o In 1999 and 1998, results of operations reflect the costs associated with growing the portfolio of financing transactions retained on our balance sheet. Such costs include:

            o Higher interest expense associated with the debt incurred to finance the portfolio, and

            o The opportunity cost resulting from foregone fee income which could have been realized had the financing transactions been sold to third parties, compared to the leasing or finance margin actually realized from holding the financing transactions in our portfolio. While the aggregate finance and leasing margin is expected to be greater over the life of the transaction, it is significantly less than fee income would have been in the year of origination.

      Our operating results are subject to quarterly and annual fluctuations resulting from a variety of factors, including:

      o variations in the mix of financing transactions between operating leases, direct finance leases and notes receivable;

      o changes in the gaming industry which affect the demand for reconditioned gaming devices sold by our Casino Slot Exchange(R) division;

      o economic conditions in which a detrimental change can cause customers to delay new investments and increase our bad debt experience; and

      o the level of fee income obtained through the sale of leases or financing transactions.

      Our quarterly operating results, including net income, have historically fluctuated due to the timing of completion of large financing transactions, as well as the timing of recognition of the resulting fee income upon subsequent sale. These transactions can be in the negotiation and documentation stages for several months, and our recognition of the resulting fee income may fluctuate greatly from quarter to quarter. Thus, the results of any quarter are not necessarily indicative of the results that may be expected for any other period. We believe that growth of our portfolio of notes and lease receivables, equipment under operating leases and casino operations will lead to increased recurring revenues, which will tend to lessen the fluctuations of our operating results.

      The following information is derived from the Consolidated Statements of Income (Loss) appearing in of our consolidated financial statements included elsewhere in this exchange circular, and is presented solely to facilitate the discussion of results of operations that follows (in thousands):

                                                   Condensed                                Condensed
                                                  Consolidated        The Effect          Consolidated
                                              Statement of Income       on Net         Statement of Income    The Effect on
                                              for the Years Ended       Income         for the Years Ended      Net Income
                                                  December 31,        of Changes           December 31,         of Changes
                                            ---------------------      Between        ---------------------      Between
                                              1998          1999         Years         1999          2000         Years
                                            -------       -------     ----------      -------       -------   -------------
Sales-type leases and equipment
   sales gross margin                       $ 3,843       $   483       $(3,360)      $   483       $ 3,584       $ 3,101
Finance and lease gross margin                4,852         9,164         4,312         9,164         9,789           625
Fee income                                    1,746         3,697         1,951         3,697         2,107        (1,590)
Interest expense                             (5,062)       (8,133)       (3,071)       (8,133)       (8,358)         (225)
Selling, general, and administrative
   expenses                                  (4,681)       (4,810)         (129)       (4,810)       (5,677)         (867)
Provision for losses                           (123)       (1,395)       (1,272)       (1,395)         (212)        1,183
                                            -------       -------       -------       -------       -------       -------

Income (loss) before income taxes           $   575       $  (994)      $(1,569)      $  (994)      $ 1,233       $ 2,227
                                            =======       =======       =======       =======       =======       =======

      Sales-Type Lease and Equipment Sales Gross Margin

Sales-type lease and equipment sales gross margin consist of the following (in thousands):

                                                           Years Ended December 31,
                                                       -------------------------------
                                                         1998       1999        2000
                                                       -------     -------     -------
Casino Slot Exchange(R) Division:
   Revenues:
      Sales-type leases                                $ 3,964     $ 7,699     $ 4,698
      Equipment sales                                   13,114       6,146       5,572
                                                       -------     -------     -------
                                                        17,078      13,845      10,270
                                                       -------     -------     -------
   Costs and expenses:
      Sales-type leases                                  3,386       6,622       3,791
      Equipment sales                                   10,709       6,740       5,938
                                                       -------     -------     -------
                                                        14,095      13,362       9,729
                                                       -------     -------     -------
   Casino Slot Exchange(R) gross margin                  2,983         483         541
                                                       -------     -------     -------

Finance and Lease Division:
   Revenues:
      Sales-type leases                                                         18,340
      Sale of equipment at lease termination             7,408                   4,177
                                                       -------     -------     -------
                                                         7,408                  22,517
                                                       -------     -------     -------
   Cost of goods sold:
      Sales-type leases                                                         15,568
      Sale of equipment at lease termination             6,548                   3,906
                                                       -------     -------     -------
                                                         6,548                  19,474
                                                       -------     -------     -------
   Finance and Lease Division gross margin                 860                   3,043
                                                       -------     -------     -------

Sales-type leases and equipment sales gross margin     $ 3,843     $   483     $ 3,584
                                                       =======     =======     =======

Casino Slot Exchange(R) Division

      During 2000, we changed the name of PDS Slot Source to Casino Slot Exchange(R), the marketing and distribution website acquired during the year. Casino Slot Exchange(R) revenues represent the sale, or financing under a sales-type lease to an end-user, of used and reconditioned gaming equipment. During 1998, there was a strong demand for reconditioned gaming devices with a feature known as a "bill acceptor," which is a device that enables a machine to accept paper currency in addition to coins. The market demand for such gaming devices was significantly satisfied during 1998. Additionally, demand for "reel-type" slot machines declined in 1999. Consequently, revenues and sales margin declined in 1999.

      During 2000, the Casino Slot Exchange(R) web site was purchased. The web site allows casinos to list and sell equipment through a virtual warehouse. In many cases, the gaming devices sold through the web site enter inventory briefly and are immediately shipped to the customer with little or no reconditioning efforts on our part. Consequently, the per unit price for each gaming device is less than would be the case for a fully reconditioned machine. This had the effect of reducing revenues per unit while increasing unit sales, 5,300 units in 1999 to 5,500 units in 2000, and increasing sales margin by 2% from 1999 to 2000. We have significantly narrowed our product line and managed Casino Slot Exchange(R) inventory levels downward from $10 million at December 31, 1998 to $6.1 million at December 31, 1999, by liquidating at a loss of $669,000 gaming devices for which market demand had declined. During 2000, inventory levels decreased from $6.1 million to $5.9 million.

Finance and Lease Division

      We realize sales-type lease and equipment sales gross margin when a lessee purchases leased equipment (1) that we finance via a sales-type lease, reported as "sales-type leases revenue," and (2) for which we are paid cash or receive a promissory note, reported as "equipment sales revenue." These gains generally arise upon lease termination in two ways:

      o Our operating lease agreements generally provide the lessee with the option to purchase the leased equipment upon lease expiration at its then fair market value. We realize a gain when the lessee acquires the equipment for fair market value in excess of our residual carrying value; and

      o An existing lessee chooses to terminate a lease prior to its scheduled expiration. The lessee is generally required to pay us an amount in excess of its carrying value in such situations.

      During 2000, we recorded gains on both termination of leases, resulting in an increase in sales-type leases revenue, and equipment sales at the lease expiration in excess of residual carrying value. There were no such transactions during 1999. Sales revenue in 1998 primarily reflects early termination transactions.

      Finance and Leasing Margin

Finance and leasing margin consists of the following (in thousands):

                                                  Years Ended December 31,
                                           ------------------------------------
                                             1998          1999          2000
                                           --------      --------      --------

Operating lease rentals                    $  6,750      $ 12,426      $ 10,497
Finance income                                3,033         5,511         7,509
Depreciation on operating leases             (4,931)       (8,773)       (8,217)
                                           --------      --------      --------
                                           $  4,852      $  9,164      $  9,789
                                           ========      ========      ========

      Finance and leasing margin has increased in 2000, 1999, and 1998. Our portfolio of operating leases, direct finance leases, and collateralized equipment loans are summarized as follows at December 31 (in thousands):

                                                     Years Ended December 31,
                                                 -------------------------------
                                                  1998        1999        2000
                                                 -------     -------     -------

Notes receivable, net                            $21,878     $22,614     $12,036
Investment in direct financing leases              9,668      17,172      31,672
Leveraged leases, net                                          3,528       4,752
Equipment under operating leases, net             27,751      41,287      14,347
                                                 -------     -------     -------
                                                 $59,297     $84,601     $62,807
                                                 =======     =======     =======

      Finance and lease margin increased during 2000 primarily due to our larger investment in direct finance leases. This increase was partially offset by a decrease in our operating lease and notes receivable portfolio, due to leases coming to maturity during the year and early payoffs on notes receivable.

      Finance and leasing margins during 1999 and 1998 did not increase as quickly as the lease and finance portfolio because of changes in the mix of leases and financing transactions originated during 1999 and 1998. An increase in the mix of operating leases compared to direct financing leases and collateralized loans moderated the growth in the related margin. Operating lease margin, which is equal to rental revenue less depreciation, is recognized on a constant basis over the life of a lease. Finance income is recognized as a fixed percentage of the underlying balance of the note receivable or direct finance lease. Consequently, the margin inherent in an operating lease tends to be recognized later in the life of the lease when compared to a note receivable or a direct finance lease.

      Fee Income

      Fee income includes gross profit from the sale to third parties of our interests in notes receivable and direct finance leases. Upon sale, we record fee income equal to the difference between the sales price and the carrying value of the related asset. Fee income also includes commissions earned for arranging financing between unrelated parties. Fee income has historically fluctuated due to the timing of completion of large financing transactions, as well as the timing of the subsequent sale of notes receivable and direct finance leases.

      Fee income decreased in 2000 from $3.7 million in 1999 to $2.1 million as less financing transactions were sold to third parties. Fee income was higher in 1999 as more financing transactions were sold to third parties including transactions with one customer which resulted in approximately 45% of the year's fee income.

      Interest Expense

      Consistent with our strategy to grow our lease and notes receivable portfolio, we have incurred higher levels of borrowing. Interest expense increased slightly in 2000 due to higher average borrowings throughout the year as compared to 1999.

      Selling, General and Administrative Expenses

      The increase in selling, general and administrative expenses in 2000 as compared to 1999 primarily reflects an increase in payroll and related costs associated with the Table Games Division of approximately $517,000 and prepayment discounts on notes receivable in the amount of $359,000.

      The increase in selling, general, and administrative expenses in 1999 as compared to 1998 primarily reflects higher payroll and occupancy costs associated with the growth in the Casino Slot Exchange(R) division, legal fees associated with obtaining licensing in the States of Mississippi and Illinois in 1999, and legal fees in connection with the work-out of three accounts that defaulted in 1999.

      Collection and Asset Impairment Provisions

      The collection and asset impairment provisions represent our estimate of the amounts expected to be lost related to specific accounts, including estimated losses on future non-cancelable lease rentals and notes receivable. The 2000 provisions reflect one customer that defaulted under its financing agreement. The 1999 provisions reflect three customers that defaulted under their financing agreements.

      Income Taxes

      Our effective tax rate was approximately 41% for 2000. The effective rate for 2000 is higher than the federal statutory rate of 34% due primarily to non-deductible amortization.

      Our effective tax rate was approximately 26% for 1999, and is lower than the federal statutory rate of 34% due to non-deductible amortization and the reversal of temporary differences at other than the originally expected effective rate.

      Our effective tax rate was approximately 38% for 1998. The effective rate for 1998 was higher than the federal statutory rate of 34% due primarily to state income taxes.

Liquidity and Capital Resources

      Our activities are principally funded by proceeds from sales-type, direct finance and operating leases, equipment sales, fee income and proceeds from various forms of non-recourse and recourse bank debt. Our management believes that our ability to generate cash from operations is sufficient to fund operations.

      Our cash and cash equivalents totaled approximately $2.0 million at both March 31, 2001 and December 31, 2000. During the three months ended March 31, 2001, cash provided by operating activities totaled $3.9 million, compared to cash used in operating activities of $2.8 million for the three months ended March 31, 2000. The higher level of cash provided by operating activities during the three months ended March 31, 2001 primarily results from the timing of payments to equipment vendors. Cash used in investing activities totaled $2.1 million in the three months ended March 31, 2001, compared to cash provided by investing activities of $1.4 million in the comparable period in 2000. The higher level of investment reflects the increase in equipment purchased for operating leases.

      At March 31, 2001, total borrowings were $60.7 million, compared to $60.4 million at December 31, 2000. At March 31, 2001, our revolving credit and working capital facilities aggregated approximately $44.5 million at interest rates ranging from 7.1% to 11.3%. Advances under these agreements aggregated approximately $15.0 million at March 31, 2001. Our current financial resources, including estimated cash flows from operations and the revolving credit facilities, are expected to be sufficient to fund the Company's anticipated working capital needs. On May 9, 2001, we announced the signing of a definitive agreement to acquire the outstanding capital stock of P.T. Gaming LLC, a Nevada limited liability company, for a total purchase price of $26,000,000. We intend to finance substantially all of the purchase price with debt financing. There is no assurance that additional debt financing can be obtained or will be available on terms acceptable to us. We have the option to terminate the definitive agreement for any reason, including, without limitation the ability to find financing on terms acceptable to us, prior to July 3, 2001. We are, from time to time, dependent upon the need to liquidate or externally finance transactions originated and held in its investment portfolio. We will continue to explore other possible sources of capital; however, there is no assurance that additional capital, if required, can be obtained or will be available on terms acceptable to us.

      Inflation has not had a significant impact on our operations.

Quantitative and Qualitative Disclosure About Market Risk

      Substantially all of our borrowings are under fixed interest rates, and maturities are matched with the cash flows of leased assets and notes receivables. A changing interest rate environment will not significantly impact our margins since the effects of higher or lower borrowing costs would be reflected in the rates for newly originated leases or collateralized loans. Therefore, consistent with our strategy and intention to hold most of our originations to maturity, we do not have a significant exposure to interest rate changes.

      We do not have a significant exposure to foreign currency risk because all of our sales to customers in foreign countries are transacted in United States dollars.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

      Subject to terms and conditions, we will accept for exchange old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on June 8, 2001. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

      As of December 31, 2000, $11,730,000 million principal amount at maturity of old notes were outstanding. This exchange circular, together with the letter of transmittal, is being sent on or about the date hereof, to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain obligations as set forth under "--Conditions to the Exchange Offer."

      We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

      Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

      We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "--Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

      The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this exchange circular and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to U.S. Bank Trust National Association, as exchange agent, at the address set forth below under "exchange agent" on or prior to the expiration date. In addition, either:

      o a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 25 must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal;

      o the holder must comply with the guaranteed delivery procedures described below; or

      o certificates for such old notes must be received by the exchange agent along with the letter of transmittal.

The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

      The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

      o by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

      o     for the account of an Eligible Institution (as defined below).

      In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form, as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

      We, or the exchange agent, in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our interpretation or the exchange agent's interpretation, as the case may be, of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

      If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

      If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

Acceptance of Old Notes for Exchange; Delivery of New Notes

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "--Conditions to the Exchange Offer." For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

      If a minimum of $2,340,000 aggregate principal amount of old notes are not tendered for exchange or one of the other conditions is not satisfied, we may:

      o terminate the exchange offer and, as promptly as practicable, return all tendered old notes to the tendering noteholders;

      o waive any condition and subject to any requirement to extend the period of time during which the exchange offer is open, exchange all old notes validly tendered and not properly withdrawn by the expiration date; or

      o extend the exchange offer until all conditions to the exchange offer are satisfied or waived, and, subject to the withdrawal rights described in "-- Withdrawal Rights" on page 26, retain all old notes validly tendered and not properly withdrawn until expiration of the exchange offer as extended.

      For each $1,000 principal amount of old notes accepted for exchange, the holder will receive a new note in the principal amount equal to the surrendered old note and a participation fee of $10 in cash. In all cases, issuance of new notes and payment of the participation fee for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

      o certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

      o a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

      o     all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this exchange circular, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

      If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

      o     the tender is made through an Eligible Institution;

      o prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

      o the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "--Exchange Agent." This notice must specify:

      o the name of the person having tendered the old notes to be withdrawn;

      o the old notes to be withdrawn (including the principal amount of such old notes); and

      o where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

      We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. If you have previously validly tendered your old notes, then you may exercise your withdrawal rights at any time prior to the expiration date. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

      o a minimum of $2,340,000 aggregate principal amount of old notes are validly tendered and not properly withdrawn;

      o there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

      o seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof; or

      o resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

o any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in the sub-bullets above; or

o     there shall have occurred:

      o any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market;

      o any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

      o a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

      o a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

o any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the old notes or the new notes;

which, in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Legal Limitation

      This exchange circular is not an offer to sell, and is not soliciting any offer to buy any new notes in any jurisdiction in which the offer or sale is not permitted. Except as set forth in this paragraph, we are not aware of any U.S. jurisdiction where the making of the exchange offer or its acceptance would not be legal. If we learn of any jurisdiction where making the exchange offer or its acceptance would not be permitted, we intend to make a good faith effort to comply with the relevant law of such jurisdiction. If, after a good faith effort, we cannot comply with such law, we will determine whether the exchange offer will be made to, and whether tenders will be accepted from or on behalf of, persons who are holders of old notes residing in the jurisdiction. The exchange offer may only be made in the state of Arizona by a person registered as a broker-dealer in the state of Arizona. Because we are not registered as a broker-dealer in the state of Arizona, we will not conduct the exchange offer in Arizona and holders of old notes who reside in Arizona will not be able to tender their old notes in the exchange offer.

Exchange Agent

      U.S. Bank Trust National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this exchange circular or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

             U.S. Bank Trust National Association as Exchange Agent

     By Registered or Certified Mail:                By Hand and Overnight Courier:

Attention: Specialized Financial Department     Attention: Specialized Finance Department
          180 South Fifth Street                         180 South Fifth Street
         St. Paul, Minnesota 55101                      St. Paul, Minnesota 55101

               By Facsimile:                    Confirm by Telephone or for Information:
              (651) 244-1537                                 (800) 934-6802

      Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

      We have appointed MacKenzie Partners Inc. to act as the information agent in connection with the exchange offer of the old notes. Any questions concerning the exchange offer procedures or requests for assistance or additional copies of this exchange circular or the letters of transmittal may be directed to the information agent at:

                             MacKenzie Partners Inc.
                                156 Fifth Avenue
                            New York, New York 10010

                          (212) 929-5500 (call collect)
                         (800) 322-2885 (call toll-free)

Financial Advisor

      We have retained The Seidler Companies Incorporated as financial advisor in connection with the exchange offer.

      Our financial advisor has advised us that it will not make a market in the new notes. Accordingly, we cannot assure you that an active market in the new notes will develop or be maintained.

Fees And Expenses

      The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. The exchange agent will be paid customary fees for its services and reimbursed for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. All other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses will be paid by us.

      MacKenzie Partners Inc., as information agent, may contact holders of old notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominees to forward materials relating to the exchange offer to beneficial owners. The information agent will receive reasonable compensation for its services and will be reimbursed for reasonable out-of-pocket expenses.

      The Seidler Companies Incorporated, as financial advisor, will be paid customary fees for its services and reimbursed for specified expenses payable as of the completion of the exchange offer. We have also agreed to indemnify The Seidler Companies Incorporated against certain expenses and liabilities, including liabilities under federal securities laws.

Transfer Taxes

      You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failing to Exchange Old Notes

      If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes, including without limitation provisions regarding transfer and exchange of the old notes.

                            DESCRIPTION OF NEW NOTES

      The 12% Senior Subordinated Notes due 2007 (the "new notes") will be issued under the indenture between us, as issuer, and U.S. Bank Trust National Association, as trustee, a copy of which is available upon request. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

      The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. We have filed a copy of the indenture with the SEC.

General

      The trustee will authenticate and deliver new notes for original issue up to a maximum aggregate principal amount of $11,730,000 million.

      The new notes will mature July 1, 2007. The new notes will bear interest at a rate of 12% per year. Interest is payable quarterly on the first business day of January, April, July and October of each year, beginning on October 1, 2001 to the persons who are holders of record at the close of business on the first day of the calendar month preceding each interest payment date.

      Interest will be computed on the basis of a 360 day year consisting of twelve 30 day months. Principal, interest and premium, if any, will be payable by wire transfer, check or draft drawn upon the trustee on each payment date and mailed to the registered holders of the new notes at their registered addresses. The new notes will be transferable and exchangeable at the office of the trustee and will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

      We intend to furnish annual reports to the holders of the new notes.

Subordination

      When issued, the new notes will be junior, subordinate and subject to right of payment to the prior payment of all our senior debt, but will be senior in right of payment to any subordinated debt and to any debt (other than the new notes) held by an affiliate of ours or a subsidiary of ours, whether outstanding at the closing of this exchange offer or created thereafter. The indenture defines senior debt as:

      o The principal of any and all of our consolidated debt incurred in connection with the borrowing of money from banks, trust companies, insurance companies and other financial institutions, including consolidated debt to such institutions and seller financed acquisitions to the extent secured by our real estate or assets;

      o The principal of any and all renewals, extensions and refundings of senior debt; provided that any consolidated debt is not senior debt if the instrument creating or evidencing such consolidated debt is outstanding provides that such consolidated debt is junior or is not superior in right of payment to the new notes; and

      o Interest on senior debt, including any interest accruing after commencement of any proceeding relating to our bankruptcy, insolvency or reorganization.

      As of March 31, 2001, there was $49,259,000 of senior debt outstanding.

Mandatory Redemptions

      The new notes are subject to mandatory redemptions. Each year, beginning on July 1, 2004, the trustee shall select, by lot or other similar method, new notes having an aggregate principal amount equal to 25% of the aggregate principal amount of new notes is issued in the exchange offer for mandatory redemption ($2,932,500 assuming all old notes are exchanged). Notes selected for mandatory redemption shall be redeemed in full at par plus accrued interest. Notes purchased by us in the open market or redeemed pursuant to optional redemption may be used, at our option, at the principal amount thereof, to reduce the amount of any subsequent mandatory redemption payment. On or before July 1, 2007, we will pay to the trustee cash sufficient to redeem all outstanding new notes.

Optional Redemptions

      We may redeem the new notes, in whole or in part, at any time, upon not less than 30 days' nor more than 60 days' notice mailed to the holders thereof, at the redemption prices established for the new notes, together in each case, with interest accrued to the date fixed for redemption (subject to the right of a holder on the regular record date for an interest payment to receive such interest). The redemption prices, expressed as a percentage of the principal amount, shall be as follows for new notes redeemed in the 12-month periods beginning on the January 1 of each of the following years:

         Year                                       Percentage
                                                    ----------
         2001                                          103%
         2002                                          102%
         2003                                          101%
         2004 and thereafter                           100%

We may elect to redeem less than all of the new notes. If we elect to redeem less than all of the new notes, the trustee will select which new notes to redeem by lot or any similar method which is deemed fair and appropriate.

Modification of the Indenture

      With the consent of the holders of not less than a majority in aggregate outstanding principal amount of the new notes then outstanding we may execute a supplemental indenture with the trustee to add provisions to, or change in any manner or eliminate any provisions of, the indenture or modify in any manner the rights of the holders of the new notes, provided that, without the consent of the holder of each outstanding new note so affected, no such supplemental indenture and no such amendment will:

      o change the maturity date of the principal or interest rate payable on any new note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

      o reduce the percentage of the holders of the new notes whose consent is required for the authorization of any such supplemental indenture;

      o modify any provisions of Section 513, 902 or 1012 of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be waived or modified without the consent of the holder of each outstanding new note; or

      o modify any provision of the indenture relating to the subordination of the new notes in a manner adverse to the holders of the new notes.

Sinking Fund

      There will be no mandatory sinking fund payments for the new notes.

Restrictive Covenants

      Limitation on Transactions with Affiliates. The indenture will provide that we can not, and will not permit any of our subsidiaries to, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of our affiliates or subsidiaries or any holder of 5% or more of any class of our capital stock, except (i) in good faith and on terms that are, in the aggregate, no less favorable to us or such subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arms-length basis from a person who is not an affiliate of ours or such subsidiary or (ii) transactions between us and any of our wholly owned subsidiaries or between any of our wholly owned subsidiaries.

      Net Worth. The indenture provides that we will at all times during the term of the new notes keep and maintain a consolidated tangible net worth of at least $6,200,000 plus 15% of positive consolidated net income earned after January 1, 2001.

      Consolidation, Merger, Transfer or Lease. The indenture provides that we will not consolidate with, or merge with or into, or transfer all or substantially all of its assets in one transaction or a series of related transactions, to another person unless (i) the successor corporation is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) the successor corporation, if not us, assumes all of our obligations under the new notes and indenture, and
(iii) immediately after giving effect to such transaction (a) no default or event of default shall have occurred and be continuing under the indenture, and
(b) the net worth of the successor corporation is not less than ours immediately prior to such merger, consolidation or transfer.

Events of Default

            The indenture defines the following acts to be events of default:

      o Default in the payment of any installment of interest upon any of the new notes as and when the same shall become due and payable, and continuance of such default for a period of 15 days; or

      o Default in the payment of the principal of any of the new notes as and when the same shall become due and payable; or

      o Failure by us to duly observe or perform any other of the conditions or covenants on our part and continuance of such failure for 15 or 30 days, as the case may be; or

      o With certain limited exceptions, a default under any bond, debenture, note or other evidence of our indebtedness in excess of $500,000 now or hereafter outstanding shall have happened and continue and the holders of such indebtedness shall have the right to accelerate the maturity of such indebtedness; or

      o A decree or order by a court of competent jurisdiction shall have been entered, either (i) adjudging us a bankrupt or insolvent, or
            (ii) approving a petition seeking our reorganization under the United States Bankruptcy Code or any other similar applicable federal or state law, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of us or a receiver of all or any substantial portion of the property, or (iv) directing the winding up or liquidation of our affairs, and any such decree or order shall have continued in force undischarged or unstayed for a period of 60 days; or

      o We have instituted proceedings to be adjudicated a voluntary bankrupt, or have consented to the filing of a bankruptcy petition against us, or have filed a petition or answer or consent seeking reorganization under the United States Bankruptcy Code or any other similar applicable federal or state law, or have consented to the filing of any such petition; or have consented to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of us or of all or substantially all of our property, or have made a general assignment for the benefit of creditors, or have admitted in writing our inability to pay our debts generally as they become due, or we have taken corporate action in furtherance of any of the aforesaid purposes; or

      o A final judgment or judgments, not subject to appeal, for the payment of money against us, which is not fully insured against in an aggregate amount in excess of $500,000 by a court or courts of competent jurisdiction has occurred, which judgment or judgments remain unsatisfied for a period of 30 days after the right to appeal all such judgments has expired or otherwise terminated.

      In each and every such case, so long as such event of default shall not have been remedied, unless the principal of all the new notes has not already become due and payable, either the trustee or the holders of not less than twenty-five percent (25%), in aggregate principal amount of the new notes then outstanding, by notice in writing to us (and to the trustee if given by the noteholders) may declare the principal of all the new notes then outstanding to be due and payable immediately; and, upon any such declaration, the same shall become and be immediately due and payable.

Governing Law

      The indenture and each new note shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed and construed in accordance with the laws of the State of Minnesota.

The Trustee

      The obligations of the trustee are only those set out in the indenture. Upon the occurrence and during the continuance of any event of default, the trustee is required to apply only the degree of care and skill in fulfilling its obligations as a prudent person would exercise or use in the circumstances in the conduct of such person's own affairs. The trustee must not conduct its duties under the indenture in any way that would be a negligent act, or a negligent failure to act, or willful misconduct. The trustee is not liable for any error in judgment made in good faith and the trustee will not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of a majority in aggregate principal amount of the new notes at the time outstanding, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee, under the indenture.

                                    BUSINESS

      We were incorporated under the laws of the State of Minnesota in 1988. Our corporate offices and our reconditioning facilities are located in approximately 58,000 square feet of leased space at 6171 McLeod Drive, Las Vegas, Nevada 89120-4048. We intend to change our name to PDS Gaming Corporation if our stockholders approve the name change at our annual stockholders meeting on May 11, 2001.

      We were originally founded as a leasing company, specializing in vehicle and general equipment leasing transactions. The Company began providing equipment financing for new Native American gaming facilities in the Upper Midwest in early 1991. Since 1992, substantially all of our gross originations have resulted from transactions in the gaming industry. In 1996, we established a sales office in Las Vegas, Nevada, which became our principal executive office in 1997.

      We currently operate four distinct divisions. These divisions are:

      o     Finance and Lease,

      o     Casino Slot Exchange(R),

      o     Table Games, and

      o     Casino Operations.

      Our Finance and Lease Division engages in the business of financing and leasing gaming equipment. The gaming equipment that we finance consists mainly of slot machines, video gaming machines, table games and other gaming devices. We also finance furniture, fixtures and other gaming related equipment, including restaurant and hotel furniture, vehicles, security and surveillance equipment, computers and other office equipment for casino operations. The division generally targets established medium-sized casino operators that are opening new gaming facilities or expanding existing gaming facilities, as well as new casinos that we believe have acceptable credit quality.

      In 1997, we established PDS Slot Source, a reconditioned gaming machine sales and distribution division, to complement its financing and leasing activities. During 2000, we acquired Casino Slot Exchange(R), a worldwide e-commerce marketing and distribution website, and subsequently changed the name of PDS Slot Source to Casino Slot Exchange(R).

      Our Table Games Division distributes both digital and traditional table games to casinos, including its patented Digital Card System (DCS(TM)) platform. The DCS(TM) patent rights and technology were acquired in 1999. This innovative platform can support a wide variety of digital table games.

      Our entry into casino operations was formalized on January 25, 2001, when the Nevada Gaming Commission issued its final approval for our acquisition of The Gambler casino. The Gambler casino is located on North Virginia Street in downtown Reno, Nevada. The Gambler is an unrestricted licensed casino with an installed base of approximately 180 gaming devices.

      In order to offer financing and gaming products, we must be licensed in each jurisdiction in which we conduct business. As part of the licensing process, each gaming jurisdiction performs a thorough investigation of each applicant and certain of its directors, officers, key employees and significant shareholders. We are currently licensed in Nevada, New Jersey, Colorado, Iowa, Minnesota, New Mexico, Illinois, Indiana, Mississippi, Washington and with numerous California tribes. Over 85% of the installed base of gaming devices in the United States are located in these jurisdictions. We believe that our gaming licenses, as well as our experience in the gaming industry, provide a competitive advantage, enabling us to offer financing packages and services that meet the needs of this industry more effectively than traditional financing.

Gaming Industry

      The casino industry in the United States, and the gaming industry in general, have experienced substantial growth in recent years. Prior to 1979, high stakes gaming activities were limited to Nevada. In 1979, casino gaming was legalized in New Jersey. Between 1979 and 1988, gaming activities by various Native American tribes developed, leading to the federal enactment of the Indian Gaming Regulatory Act. The growth of Native American gaming served as a catalyst for certain jurisdictions to consider non-Native American casino gaming because of its potential as a source of government revenue. Since 1989, various forms of casino gaming have been legalized in California, Colorado, Illinois, Indiana, Iowa, Louisiana, Michigan, Minnesota, Mississippi, Missouri, New Mexico, South Dakota, and Washington. In addition, gaming facilities operate on cruise ships sailing out of California, Florida, Georgia, Hawaii, Texas, and Puerto Rico. Several other states have approved or are considering approval of some form of casino gaming. As of January 1, 2000, 11 states in the U.S. had commercial casinos, 27 states had Native American casinos, 37 states and the District of Columbia had lotteries, 40 states had pari-mutuel wagering, and 46 states and the District of Columbia had charitable gaming. In 1999, the commercial casino segment of the gaming industry employed more than 355,000 individuals. As the gaming industry has expanded throughout the United States, the gross annual revenue has steadily increased. Gross gambling revenue or GGR is the amount wagered minus the winnings returned to players, and is a true measure of the economic value of gambling. GGR is the figure used to determine what a casino, racetrack, lottery or other gaming operation earns before taxes, salaries and other expenses are paid - the equivalent of "sales," not "profit." In 1999, for example, the commercial casino industry had GGR of more than $22 billion. We cannot predict whether any additional states will adopt legislation permitting casino gaming in the future or the nature, timing and extent of legalized gaming development in any state.

      According to data compiled from gaming commission reports and gaming industry analysts, in 1998 there were approximately 400,000 total gaming machines installed in the United States, compared with approximately 237,000 total gaming machines installed in the United States in 1993 and approximately 156,000 total gaming machines installed in the United States in 1990. According to data compiled from gaming commission reports and gaming industry analysts, in 1997 there were approximately 74,000 gaming machines shipped in the United States, compared with approximately 58,000 gaming machines shipped in the United States in 1993 and approximately 16,000 gaming machines shipped in 1990, all of which represent machines shipped to replace older machines and new installations of machines.

      After lotteries, casino gambling was the most popular form of gaming among Americans in 1999. Casino gambling gained in popularity in 1999, with 34 percent of Americans visiting casinos in 1999, up from 29% in 1998, making an average of
5.4 trips per year. Households in the Western States accounted for 29% of casino visits, followed by households in the North Central region of the United States (27%), the South (24%) and the Northeast (20%). Since 1996, the average number of visits by households to casinos has held steady at slightly less than once every two months.

Our Strategy

Finance and Lease

      We believe that the gaming industry in general has entered into a gaming equipment replacement and casino development cycle, which provides increased opportunities for our financing and leasing services. Our ability to offer casino operators innovative financing structures provides a competitive advantage over non-licensed financial institutions. For example, our operating leases are not accounted for as indebtedness under generally accepted accounting principles, and are not subject to financing covenants that restrict indebtedness that a smaller casino may have. Overall, we believe our experience in and knowledge of the industry, as well as our licenses, allow us to offer financing packages and services that meet the needs of the industry in a more effective manner than traditional financing and leasing sources and equipment manufacturers and distributors.

      We believe that our operating lease program has been well received by casino operators since its introduction in 1996 because it offers lower monthly payments and off-balance sheet financing. We believe that this program promotes its strategic objective of increasing recurring revenues. We retain ownership of the gaming equipment under operating leases, and at the end of the applicable lease term we offer the customer an option either to purchase the gaming equipment at its then determined fair market value or to extend the lease term. We receive rental income under a non-cancelable lease, which ranges from 6 to 48 months and has a typical term of 36 months. The casino operator incurs rental expense, and avoids reflecting an asset and related liability on its balance sheet. We place returned machines in inventory for lease or resale through our Casino Slot Exchange(R) division.

      We also provide financing to our customers in the form of direct finance leases, sales-type leases or collateralized loans. We either originate directly with the casino operator or structure these financing transactions jointly with the gaming equipment manufacturer or distributor. Under these types of transactions, substantially all of the benefits and risks of ownership are borne by the lessee/borrower. Under the direct finance and sales-type lease, the lessee is required to pay us the purchase price of the gaming equipment plus interest over the term of the lease; if the lease payments are not sufficient to cover the purchase price of the gaming equipment, the lessee is required to pay us a balloon payment at the end of the lease term. Most of our equipment financing transactions range from $500,000 to $2.5 million. We generally obtain the funds necessary for our direct finance leases or collateralized loans by pledging those assets against recourse or nonrecourse borrowings or by selling all or a portion of its interest in the payment stream, often simultaneously with our origination of financing transactions.

Casino Slot Exchange(R)

      In 1997, we established PDS Slot Source, which has now developed into Casino Slot Exchange(R) (www.casinoslotexchange.com), an e-commerce, reconditioned gaming machine sales and distribution program, to complement our leasing and financing activities. The division supplies reconditioned gaming machines to casino operators worldwide through an interactive Internet website. Because we are licensed to distribute gaming equipment in key gaming jurisdictions, we believe that we are able to offer, through our website, a wider variety of gaming options to our customers, while at the same time identifying additional financing opportunities. We believe that the secondary market for gaming devices is fragmented and underdeveloped. Casino Slot Exchange(R) has evolved into one of the leading providers of pre-owned gaming devices, acquiring used gaming machines from a variety of distributors, brokers, casino operators, slot route operators, and/or its own customers at commercially reasonable prices. Our ability to purchase on a large scale and refurbish the machines prior to resale enhances the value of the gaming devices, thereby increasing operating profit and stabilizing residual values.

Table Games

      In June 1999, we acquired the intellectual property rights for gaming devices using the DCS(TM) from DigiDeal Corporation as part of an agreement covering patent and technology rights including technology transfer, manufacture, distribution and affecting patents trademarks and copyrights. Products built on the DCS(TM) platform use virtual playing cards, which are displayed with high quality graphics on screens for each player and the dealer. The first product introduced on the DCS(TM) platform is Digital 21(TM). An initial prototype of DCS(TM) was reviewed and approved by the State of Nevada Gaming Control Board and independent testing laboratories. Updated versions of the DCS(TM) software, featuring enhanced features, are currently being reviewed by gaming authorities. There can be no assurance that the State of Nevada Gaming Control Board or independent testing laboratories will approve the updated versions of Digital 21(TM) on a timely basis or at all. We intend to lease DCS(TM) games with our casino customers in order to generate recurring monthly revenues and cash flows.

Casino Operations

      We intend to expand our business strategy to include owning and operating gaming facilities. Our entry into casino operations was formalized on January 25, 2001, when the Nevada Gaming Commission issued its final approval for our acquisition of The Gambler casino in Reno, Nevada. The Gambler is an unrestricted licensed casino with an installed base of approximately 180 gaming devices. We plan to continue to evaluate opportunities to expand our casino operations in Nevada and other gaming markets. The entry into casino operations constitutes a key component in our strategy for long-term growth. We believe that our Casino Operations Division will have certain advantages over competing gaming establishments. We believe that our access to lower cost capital, compared to other small casino operators, and a wide range of slot machine inventory and equipment, coupled with our industry knowledge and multiple gaming licenses, will provide us with a significant competitive advantage in the area of casino operations. With the acquisition of gaming operations, we anticipate building a foundation of recurring cash flows that will enhance stability and be an area of added growth for the future.

Pending Acquisition of P.T. Gaming LLC

      On May 9, 2001, we announced the signing of a definitive agreement to acquire the outstanding capital stock of P.T. Gaming LLC, a Nevada limited liability company, for a total purchase price of $26,000,000. P.T. Gaming operates twenty-three P.T.'s Pubs casino/bar operations in Clark County Nevada. We intend to finance substantially all of the purchase price with debt financing that will be senior to the new notes and the old notes. We cannot assure you that debt financing will be available on terms acceptable to us. The closing of the acquisition is subject to several conditions, including, without limitation, receipt of regulatory approvals from the Nevada State Gaming Control Board and the Nevada Gaming Commission. We may terminate the definitive agreement for any reason prior to July 3, 2001.

Competition

      The finance industry is highly competitive. In the gaming equipment financing market, we compete primarily with equipment manufacturers, and to a lesser extent with leasing companies, commercial banks, and other financial institutions. Certain of our competitors are significantly larger and have substantially greater resources than we do. We sometimes jointly market our financing services with gaming equipment manufacturers who may be competitors of ours. We believe that our ability to offer casino operators gaming devices under operating lease structures provides a competitive advantage over non-licensed financial institutions.

      We compete on the basis of offering flexibility in structuring leases and other financial transactions, commitment to prompt attention to customer needs, creative solutions to non-traditional financing requests, and immediate reactions to changes in the financial marketplace. In addition to financing gaming equipment, we finance substantially all other types of furniture, fixtures, and equipment used in a casino operation.

      With respect to Casino Slot Exchange(R), we compete primarily against equipment manufacturers and smaller distributors. It is possible that new competitors may engage in gaming equipment financing or the distribution of reconditioned gaming machines, some of which may have licenses to own or sell gaming equipment and have greater financial resources than the Company.

      We believe that DCS(TM) is one of the only digital card technology platforms available in table games. The Company competes primarily against traditional table game makers. It is possible that new competitors may engage in the manufacture and distribution of games with similar technology, some of which may have greater financial resources than we have or offer competing market technologies.

      The Casino Operations Division primarily competes against other gaming operations of similar size and structure. Typically, our casinos will not be in direct competition with major "strip" casinos, but with neighborhood casinos, taverns, and bars. It is possible that new competitors may engage in small casino operations, some of which may have greater financial resources than we do or offer competing marketing strategies.

Principal Customers

      Historically, we have experienced significant non-recurring revenues in connection with the completion of large gaming equipment financing transactions. During 2000, revenues from our five largest customers, as a percentage of total revenue, were 23%, 13%, 11%, 8%, and 5%. During 1999, no customer accounted for more than 10% of total revenue. Revenues from our five largest customers, as a percentage of 1998 revenue, were 20%, 19%, 16%, 9%, and 8%. Due to the non-recurring nature of its large gaming equipment financing transactions, we cannot estimate the potential significance of total revenues that may be derived from one or several customers in 2001.

Government Regulation

      Gaming is a highly regulated industry. Our gaming equipment financing activities are subject to federal and state regulation and oversight. In order to provide financing, distribute gaming devices, gaming equipment and table games, and operate casinos, we must be properly licensed in each jurisdiction where we conduct business. As part of the licensing process, each gaming jurisdiction performs a thorough investigation of each applicant, its directors and certain of its officers, key employees and significant shareholders. Our, or one or more of our subsidiaries' current state gaming (not including tribal) licenses are as follows:

            Jurisdiction     Type of Gaming License(s)

            Colorado         Manufacturer/Distributor
            Illinois         Supplier
            Indiana          Supplier
            Iowa             Distributor
            Minnesota        Distributor
            Mississippi      Manufacturer/Distributor
            Montana          Finding of Suitability (Non-Institutional Lender)
            Nevada           Manufacturer, Distributor, Slot Route Operator,
                             and Casino Operator
            New Jersey       Casino Service Industry
            New Mexico       Manufacturer
            Washington       Supplier

      We are also licensed as a gaming vendor or supplier with certain Native American tribes in the states of California, Iowa, New Mexico and North Dakota. We have gaming license applications pending with Native American tribes in the States of Connecticut, Kansas and Minnesota.

      While not anticipated, expansion of our activities may be hindered by the inability to obtain or by delays in obtaining required state licenses or other approvals. No assurance can be given as to the term for which our licenses will be renewed in a particular jurisdiction or to what license conditions, if any, may be imposed by such jurisdiction in connection with future renewals. We cannot predict the effect that adoption of and changes in gaming laws, rules and regulations might have on its future operations.

      Any person who acquires a controlling interest in us would have to meet the requirements of all applicable governmental bodies that regulate our operations. A change in the make-up of our board of directors and management would require the various gaming authorities to examine the qualifications of the new board members and management.

      Gaming on Native American land is further regulated by tribal governments. Changes in federal, state, or tribal laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted on Native American land. In addition, numerous lawsuits nationwide seek to limit or expand Native American gaming activities. The outcome of such litigation cannot be predicted.

      The following references to material statutes and regulations affecting us are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a materially adverse effect on our business.

      Nevada. The manufacture, ownership, operation, sale and distribution of gaming devices in Nevada and the operation of casinos in the state are all subject to the Nevada Gaming Control Act and the regulations promulgated thereunder and various local regulations. Generally, gaming activities, including the manufacture, sale, and lease of gaming devices, may not be conducted in Nevada unless licenses are obtained from the Nevada Gaming Commission and appropriate county and city licensing agencies. We refer to the Nevada Commission, the Nevada State Gaming Control Board, and the various county and city licensing agencies are collectively referred to as the Nevada gaming authorities.

      The laws, regulations, and supervisory procedures of the Nevada gaming authorities are based upon declarations of public policy which are concerned with, among other things:

      o the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

      o the establishment and maintenance of responsible accounting practices and procedures;

      o the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

      o     the prevention of cheating and fraudulent practices; and

      o providing a source of state and local revenues through taxation and licensing fees.

Change in such laws, regulations and procedures could have a materially adverse effect on the Company's operations.

      We are required to be licensed as a distributor by the Nevada gaming authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. We also hold a manufacturer's, a Slot Route Operator's and an Operator's license in Nevada. We are registered by the Nevada Gaming Commission as a publicly traded corporation, and as such, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Gaming Commission may require. No person may become a five percent or greater stockholder of, or receive any percentage of profits from, us without first reporting the acquisition to the Nevada gaming authorities and obtaining all required licenses and approvals. We have obtained from the Nevada gaming authorities the various registrations, approvals, permits, and licenses required in order to engage in the distribution of gaming devices and to act as a manufacturer of gaming devices in Nevada, to operate a slot route and to operate gaming establishments.

      The Nevada gaming authorities may investigate any individual who has a material relationship or involvement with us in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, and certain key employees of ours must file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by the Nevada gaming authorities. The Nevada gaming authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for either licensing or for a finding of suitability must pay all the costs of the investigation incurred by the Nevada gaming authorities. Changes in licensed positions must be reported to the Nevada gaming authorities and, in addition to their authority to deny an application for a finding of suitability or for licensure, the Nevada gaming authorities have jurisdiction to disapprove a change in corporate position.

      If the Nevada gaming authorities were to find an officer, director, or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with such person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

      We are required to submit detailed financial and operating reports to the Nevada Gaming Commission. Substantially all material loans, leases, sales of securities, financial transactions, gaming revenues and gaming expenditures by the Company must be reported to, or approved by, the Nevada Gaming Commission.

      If it were determined that we violated the Nevada Gaming Control Act, the gaming licenses we hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, as well as the persons involved, could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act at the discretion of the Nevada Gaming Commission. Limitation, conditioning, suspension or revocation of any gaming license could have a materially adverse effect on our operations.

      Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, may be investigated, and may have his suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada gaming authorities in conducting any such investigation.

      The Nevada Gaming Act requires any person who acquires more than five percent of our voting securities to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires the beneficial owners of more than 10% of our voting securities apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of our securities, may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

      o     voting on all matters voted on by stockholders;

      o making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies, or operations; and

      o such other activities as the Nevada Gaming Commission may determine to be consistent with such investment intent.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of the investigation incurred by the Nevada gaming authorities.

      Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada Control Board, may be found unsuitable. A record owner may also be found unsuitable if the record owner fails to identify the beneficial owner within 30 days of a request by the Nevada Gaming Commission or the Chairman of the Nevada Control Board. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered corporation beyond such period of time as may be prescribed by the Nevada Gaming Commission may be found guilty of a criminal offense. We are subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

      o     pay that person any dividend or interest upon our voting securities;

      o allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

      o pay remuneration in any form to that person for services rendered or otherwise; or

      o fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

      The Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a registered corporation to file applications, be investigated, and be found suitable to own the debt security of a registered corporation. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Gaming Control Act, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

      o pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

      o recognizes any voting right by such unsuitable person in connection with such securities;

      o     pays the unsuitable person remuneration in any form; or

      o makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

      We are required to maintain a current stock ledger in Nevada, which may be examined by the Nevada gaming authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada gaming authorities. A failure to make such disclosure may be grounds for finding that the record holder unsuitable.

      We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Gaming Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act. However, to date, the Nevada Gaming Commission has not imposed such a requirement on us.

      We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. "Gaming facilities" has been interpreted by the Nevada Gaming Authorities to include the acquisition or financing of gaming devices in Nevada. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada Gaming Commission or the Nevada Board as to the accuracy or adequacy of the exchange circular or the investment merits of the securities offered. Any representation to the contrary is unlawful.

      Changes in control of us through merger, consolidation, stock or asset acquisitions, management or consulting agreements or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and Nevada Gaming Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

      The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

      o assure the financial stability of corporate gaming operators and their affiliates;

      o preserve the beneficial aspects of conducting business in the corporate form; and

      o promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by our Board of Directors in response to a tender offer made directly to the registered corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

      License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Nevada licensees that hold a license as an operator of a slot route or hold a manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

      Any person who is licensed, required to be licensed, registered, required to be registered or is under common control with such persons, and who proposes to become involved in a gaming venture outside of Nevada is required to submit a notification statement to the Nevada Board which provides detailed information regarding the foreign gaming operation and to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Gaming Control Act. A licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

      New Jersey. We and certain of our officers and directors are currently required to be licensed under the New Jersey Casino Control Act as a casino service industry qualified to sell its products to casinos in New Jersey. The sale and distribution of gaming equipment to casinos in New Jersey is also subject to the New Jersey Act and the regulations promulgated thereunder by the New Jersey Commission. The New Jersey Commission has broad discretion in promulgating and interpreting regulations under the New Jersey Casino Control Act. Amendments and supplements to the New Jersey Casino Control Act, if any, may be of a material nature, and accordingly may adversely affect the ability of the Company or its employees to obtain any required licenses, permits and approvals from the New Jersey Commission, or any renewals thereof.

      The current regulations govern licensing requirements, standards for qualification, persons required to be qualified, disqualification criteria, competition, investigation of supplementary information, duration of licenses, record keeping, causes for suspension, standards for renewals or revocation of licenses, equal employment opportunity requirements, fees, and exemptions. In deciding to grant a license, the New Jersey Commission may consider, among other things, the financial stability, integrity, responsibility, good character, reputation for honesty, business ability and experience of the Company and its directors, officers, management and supervisory personnel, principal employees and stockholders, as well as the adequacy of the financial resources of the Company.

      New Jersey licenses are granted for a period of one or two years, depending on the length of time a company has been licensed, and are renewable. The New Jersey Commission may impose such conditions upon licensing as it deems appropriate. These include the ability of the New Jersey Commission to require us to report the names of all of our stockholders as well as the ability to require any stockholders whom the New Jersey Commission finds not qualified to dispose of the stock, to not receive dividends, to not exercise any rights conferred by the shares or receive any remuneration from us for services rendered or otherwise. Failure of such stockholder to dispose of such stockholder's stock could result in the loss of our license. Licenses are also subject to suspension, revocation, or refusal for sufficient cause, including the violation of any law. In addition, licensees are subject to monetary penalties for violations of the New Jersey Act and of the regulations of the New Jersey Commission.

      Other Jurisdictions. We currently are also licensed to operate at various levels in California (tribal), Colorado, Illinois, Indiana, Iowa, Minnesota, Mississippi, New Mexico, North Dakota (tribal) and Washington. Although the regulations in these jurisdictions are not identical to the States of Nevada and New Jersey, their material attributes are substantially similar, as described below.

      The manufacture, sale and distribution of gaming devices and the ownership and operation of gaming facilities in each jurisdiction are subject to various state, county, and/or municipal laws, regulations and ordinances which are administered by the relevant regulatory agency or agencies in that jurisdiction. These laws, regulations and ordinances primarily concern the responsibility, financial stability and character of gaming equipment owners, distributors, sellers and operators, as well as persons financially interested or involved in gaming or liquor operations.

      In many jurisdictions, selling or distributing gaming equipment may not be conducted unless proper licenses are obtained. An application for a license may be denied for any cause which the gaming regulators in that jurisdiction deem reasonable. In order to ensure the integrity of manufacturers and suppliers of gaming supplies, most jurisdictions have the authority to conduct background investigations of us, our key personnel and significant stockholders. The gaming regulators in that jurisdiction may at any time revoke, suspend, condition, limit or restrict a license for any cause deemed reasonable by the gaming regulators in that jurisdiction. Fines for violation of gaming laws or regulations may be levied against the holder of a license and against other persons involved. We and our key personnel have obtained all licenses necessary for the conduct of our business in the jurisdictions in which we sell, distribute, and finance gaming equipment. Suspension or revocation of such licenses could have a materially adverse effect on our operations.

Employees

      As of December 31, 2000, we employed 56 persons, including 12 in direct sales and marketing, 22 in reconditioning, and 22 in general and administrative functions (including accounting, credit, legal, compliance, and human resources). All of these persons are full-time employees.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      Under presently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, which changes may be retroactive, the federal income tax consequences described below may arise in connection with this offering. Due to the complexity of the Code, the following merely states general tax principles and likely tax consequences to the extent presently determinable and such statements may not be authoritative in individual cases or where special rules or elections may apply. The discussion of original issue discount is based in part on final Treasury Regulations promulgated under the Code (the "OID Regulations"). You should consult your own tax advisors concerning this Exchange Offer. You should also consult your own tax advisors as to the tax treatment arising from the application of foreign, state and local tax laws and regulations.

Consequences of Exchange

      As a result of the exchange of old notes for new notes pursuant to the Exchange Offer, a holder of old notes will recognize gain or loss equal to the difference, if any, between the "amount realized" and such holder's adjusted tax basis in the old notes. Except in the event that the market discount rules described below apply, any such gain or loss recognized pursuant to the Exchange Offer will be capital gain if the old notes are held as a capital asset at the time of the exchange. The amount realized pursuant to the Exchange Offer is expected to be equal to any cash received (including amounts received as payment of the participation fee) and the face amount of any new notes received. However, under certain alternative Exchange characterizations, the amount realized pursuant to the Exchange Offer may be equal to any cash received and the fair market value of any new notes received. The issue price of new notes under such alternative Exchange characterizations is discussed below. Because of the possibility of alternative Exchange characterizations, you should consult your own tax advisors as to the proper determination of amount realized pursuant to the Exchange Offer. The holding period for new notes received pursuant to the Exchange Offer will commence on the day after the exchange. Exchanging holders of old notes will also receive accrued interest on their old notes up to but not including the closing date of the Exchange Offer, and such accrued interest will be taxable as ordinary income.

New Notes

      General. As a general rule, interest paid or accrued on the new notes, as well as market discount and original issue discount, if any, will be treated as ordinary income to the holders thereof. A holder of new notes using the accrual method of accounting for federal income tax purposes is required to include interest paid or accrued thereon in ordinary income as such interest accrues, while a holder using the cash receipts and disbursements method of accounting for federal income tax purposes must include such interest in ordinary income when payments are received (or made available for receipt) by such holder. Generally, principal payments on the new notes will be treated as return of capital to the extent of a holder's basis therein. However, the character of the income and the timing of its recognition are both subject to the original issue discount and market discount rules, as described below.

      Original Issue Discount. Under Section 1273(a)(1) of the Code, a debt instrument will be deemed to be issued with "original issue discount" if such instrument's "stated redemption price at maturity" exceeds its "issue price." Because it is anticipated that the issue price of a new note will be equal to its stated redemption price at maturity, it is not anticipated that the new notes will be considered to be issued with "original issue discount." However, under alternative Exchange characterizations, the issue price of a new note may be deemed to be less than such new note's stated redemption price at maturity. In such event, it is possible that a new note may be deemed to be issued with original issue discount. Nonetheless, even under such alternative Exchange characterizations, the original issue discount with respect to such new note will be considered to be zero if it is less than 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years from the date of issue of the new note to its maturity date.

      A holder of a debt instrument issued with original issue discount must generally include the original issue discount in ordinary gross income for federal income tax purposes as it accrues in advance of the receipt of any cash attributable to such income. The amount of original issue discount required to be included in an Investor's ordinary gross income for federal income tax purposes in any taxable year will accrue on a daily basis under a constant-yield method that takes into account the compounding of interest. One effect of this method is that a relatively smaller portion of the original issue discount is included in income in the earlier years, and a relatively large portion in later years. You should consult your own tax advisors regarding the applicability to the new notes of the original issue discount rules of the Code, and any consequence to a holder arising therefrom.

      Market Discount. The new notes, whether or not issued with original issue discount, will be subject to the "market discount rules" of Section 1276 of the Code. In general, these rules provide that if the holder of a new note purchases a new note at a market discount (that is, a discount from its original issue price plus any accrued original issue discount, as described above) and thereafter recognizes gain upon a disposition or redemption, the lesser of such gain or the accrued market discount will be taxed as ordinary interest income. Generally, the accrued market discount will be the total market discount on a new note multiplied by a fraction, the numerator of which is the number of days the holder held the new note and the denominator of which is the number of days from the date the holder acquired the new note until its maturity date. The holder may elect, however, to determine accrued market discount under the constant-yield method.

      Limitations imposed by the Code that are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a new note with accrued market discount. A holder of a new note may elect to include market discount in gross income as it accrues, and a holder making such an election is exempt from this rule. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The adjusted basis of a new note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

      Premium. In general, if a holder of a new note purchased such new note at a premium, that is, an amount in excess of the amount payable upon the maturity thereof, such excess will be treated as "amortizable bond premium." In such case, a holder may elect, under Section 171 of the Code, to deduct the amortizable bond premium as it accrues under a constant-yield method that is similar to the method used for the accrual of original issue discount. The holder's tax basis in the new note then decreases by the amount of the amortizable bond premium deducted. An election Under Section 171 of the Code is available only if a new note is held as a capital asset. You should consult with your own tax advisors regarding special rules that apply for determining the amount of, and method for amortizing, bond premium with respect to new notes that may be redeemed prior to maturity.

      Sale of the Notes. If a new note is sold, the seller will recognize gain or loss equal to the difference between the amount realized from the sale and the seller's adjusted basis in the new note. Such adjusted basis generally will equal the face amount, or possibly fair market value, of the new note to the seller, increased by any original issue discount included in the seller's ordinary gross income with respect to the new note and reduced by any principal payments on the new note previously received by the seller and by any amortizable bond premium deducted by the seller. Except as discussed with respect to market discount or to the extent cash received is attributable to accrued interest, any gain or loss recognized upon a sale, exchange, retirement or other disposition of a new note will be capital gain if the new note is held as a capital asset. Any such capital gain would be taxed at long-term rates if the new note is held for more than 12 months, and at short-term rates if held for not more than 12 months.

      If, however, the Internal Revenue Service were to determine that we intended on the date of issue of the new notes to redeem all or any portion of the new notes prior to their stated maturity, within the meaning of Section 1271(a)(2)(A) of the Code, any gain realized upon a sale, exchange, retirement or other disposition of the new notes would be considered ordinary income to the extent it does not exceed the unrecognized portion of the original issue discount, if any, with respect to the new notes. It is uncertain how this rule will be applied to the new notes since the provisions regarding mandatory and optional redemption may be considered evidence of an intention at the time the new notes were issued to call them before the stated maturity thereof.

      Withholding Taxes and Reporting Requirements. Interest payments, original issue discount, if any, and cash proceeds of a sale, exchange or redemption of the new notes will be reported to the extent required by the Code to the holders thereof and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of United States federal income tax. However, a backup withholding tax at a rate of 31% may be required by reason of the events specified by Section 3406 of the Code and regulations promulgated thereunder, which include failure of a holder to supply us or our agent with such holder's taxpayer identification number. Such withholding may also apply to a holder who is otherwise exempt from such withholding, such as a foreign corporation, if such person fails to document properly its status as an exempt recipient. Foreign persons should consult with their own tax advisors as to the United States withholding tax, if any, applicable to their particular circumstances.

      Other Tax Consequences. We have not received any advice as to local, income, franchise, personal property or other taxation in any state or locality or as to the tax effect of ownership of new notes in any state or locality. You are advised to consult your own tax advisors with respect to any state or local income, franchise, personal property or other tax consequences arising out of your ownership of new notes. Furthermore, this discussion does not address the applicability to the new notes of the high yield debt obligation rules ("HYDO Rules") of the Code or any consequence arising therefrom. Corporate holders are urged to consult their own tax advisors with respect to the potential applicability to the new notes of the HYDO Rules, and the possible availability of a dividends received deduction in the event the HYDO Rules do apply.

      The discussion of certain federal income tax consequences set forth above is included for general information only and may not be applicable depending upon your particular tax situation. You should consult your own tax advisors with respect to the tax consequences to them of the exchange of old notes and the ownership and disposition of new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

      We will exchange old notes for new notes. Accordingly, we will not receive any proceeds from the exchange of new notes for old notes.

      Based on an interpretation by the staff of the Division of Corporation Finance of the Commission, we believe that that new notes issued pursuant to the Exchange Offer, like the old notes, may be offered for resale, resold and otherwise transferred by any holder thereof without compliance with the registration requirements of the Securities Act.

      We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the Exchange Offer and, to the best of our information and belief, each person participating in the Exchange Offer is acquiring the new notes in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the new notes.

                            DESCRIPTION OF SECURITIES

General

      Our authorized capital stock consists of 22,000,000 shares, divided into 20,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock with a par value as determined by our Board of Directors.

      Our Board of Directors has the authority, without approval of our shareholders, to authorize the issuance of shares of our preferred stock from time to time in one or more series. Each series shall have a distinctive designation or title and the number of shares as shall be fixed by our Board of Directors prior to the issuance of any shares. Each series of preferred stock shall have voting powers, full or limited, or no voting powers and such preferences and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as adopted by our Board of Directors prior to the issuance of any shares. Our Board of Directors is also authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series. We have no present plan to establish any such class or series.

      Our Amended and Restated Articles of Incorporation provide that no person or entity may become the beneficial owner of 5% or more of our shares unless such person or entity agrees to provide personal background and financial information to gaming authorities, consent to a background investigation, and respond to questions from gaming authorities. We may redeem, at fair market value, shares held by any person or entity whose status as a shareholder, in the opinion of our Board of Directors, jeopardizes the approval, continued existence, or renewal by any gaming authority, including the Bureau of Indian Affairs or the National Indian Gaming Commission, of any contract or lease with a casino, casino management firm, or casino owner, or on or related to casino property, or any other tribal, federal, or state license or franchise held or to be acquired by us. These restrictions will be contained in a legend on each certificate issued evidencing shares of common stock.

Common Stock

      All outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors. Thus, the owners of a majority of the shares of common stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors. Johan P. Finley, our founder, Chairman and Chief Executive Officer, owns approximately 29% of our outstanding common stock and effectively controls the election of all the directors and thereby controls our affairs.

      Each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in our liquidation and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion, or preemptive rights with respect to the shares of common stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of common stock be issued.

Certain Provisions Having Anti-Takeover Effects

      We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may deny shareholders the receipt of a premium on their common stock and which may also have a depressive effect on the market price of our common stock. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitles the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

Transfer Agent, Warrant Agent and Registrar for Common Stock

      The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, St. Paul, Minnesota.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      Page
                                                                      ----

Reports of Independent Accountants                                    F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999          F-4

Consolidated Statements of Income (Loss) and Comprehensive Income
     (Loss) for the Years Ended December 31, 2000, 1999 and 1998      F-5

Consolidated Statement of Stockholders' Equity for the Years Ended
     December 31, 2000, 1999 and 1998                                 F-6

Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 1999 and 1998                                 F-7

Notes to Consolidated Financial Statements                            F-8 - F-19

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PDS Financial Corporation:

We have audited the accompanying consolidated balance sheets of PDS Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and related consolidated statements of income (loss) and comprehensive income (loss), and stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDS Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

PIERCY, BOWLER, TAYLOR & KERN
Certified Public Accountants and Business Advisors,
A Professional Corporation

Las Vegas, Nevada
March 6, 2001

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of PDS Financial Corporation:

In our opinion, the accompanying consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1998 present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of PDS Financial Corporation and subsidiaries (the "Company") for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of PDS Financial Corporation and subsidiaries for any period subsequent to December 31, 1998.

PricewaterhouseCoopers LLP

Las Vegas, Nevada
February 23, 1999

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

ASSETS:                                                                                2000               1999
                                                                                   -------------      -------------
Cash and cash equivalents                                                          $   2,033,000      $   2,860,000
Restricted cash                                                                                           2,831,000
Notes, accounts, and leases receivable, net of allowances                             52,651,000         48,616,000
Equipment under operating leases, net                                                 14,347,000         41,287,000
Equipment held for sale or lease                                                       6,961,000          6,616,000
Refundable income tax deposits                                                            43,000            403,000
Deferred income taxes                                                                    542,000            976,000
Other assets, net                                                                      7,724,000          4,444,000
                                                                                   -------------      -------------
                                                                                   $  84,301,000      $ 108,033,000
                                                                                   =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable:
     Equipment vendors                                                             $     400,000      $   6,363,000
     Other                                                                             1,018,000            717,000
Customer deposits                                                                      7,816,000          7,141,000
Notes payable                                                                         48,978,000         66,549,000
Subordinated debt                                                                     11,400,000         13,323,000
Accrued expenses and other                                                             3,847,000          3,836,000
                                                                                   -------------      -------------
                                                                                      73,459,000         97,929,000
                                                                                   -------------      -------------
Stockholders' equity:
     Common stock, $.01 par value, 20,000,000 shares authorized,
          3,714,485 and 3,706,971 shares issued and outstanding
          at December 31, 2000 and 1999                                                   37,000             37,000
     Additional paid-in capital                                                       11,556,000         11,546,000

     Deficit                                                                            (751,000)        (1,479,000)
                                                                                   -------------      -------------
                                                                                      10,842,000         10,104,000
                                                                                   -------------      -------------
                                                                                   $  84,301,000      $ 108,033,000
                                                                                   =============      =============

See notes to consolidated financial statements.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                         AND COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                        2000             1999             1998
                                                        ----             ----             ----
REVENUES:
    Sales-type leases                              $ 23,038,000     $  7,699,000      $  3,964,000
    Equipment sales                                   9,749,000        6,146,000        20,522,000
    Operating lease rentals                          10,497,000       12,426,000         6,750,000
    Finance income                                    7,509,000        5,511,000         3,033,000
    Fee income                                        2,107,000        3,697,000         1,746,000
                                                   ------------     ------------      ------------
                                                     52,900,000       35,479,000        36,015,000
                                                   ------------     ------------      ------------

COSTS AND EXPENSES:
    Sales-type leases                                19,359,000        6,622,000         3,386,000
    Equipment sales                                   9,844,000        6,740,000        17,257,000
    Depreciation on operating leases                  8,217,000        8,773,000         4,931,000
    Interest                                          8,358,000        8,133,000         5,062,000
    Selling, general, and administrative              5,677,000        4,810,000         4,681,000
    Collection and asset impairment provisions          212,000        1,395,000           123,000
                                                   ------------     ------------      ------------
                                                     51,667,000       36,473,000        35,440,000
                                                   ------------     ------------      ------------

Income (loss) before income taxes (benefit)           1,233,000         (994,000)          575,000
Income taxes (benefit)                                  505,000         (260,000)          219,000
                                                   ------------     ------------      ------------

Net income (loss)                                       728,000         (734,000)          356,000

Other comprehensive income, net of tax                                    25,000            12,000
                                                   ------------     ------------      ------------

Comprehensive income (loss)                        $    728,000     $   (709,000)     $    368,000
                                                   ============     ============      ============

Net income (loss) per share:
      Basic                                        $       0.20     $      (0.20)     $       0.10
      Diluted                                      $       0.20     $      (0.20)     $       0.09

Weighted average shares outstanding:
      Basic                                           3,711,000        3,684,000         3,611,000
      Diluted                                         3,730,000        3,684,000         3,784,000

See notes to the consolidated financial statements.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                    Accumulated
                                                Common Stock           Additional       Other
                                                ------------             Paid-In    Comprehensive
                                             Shares        Amount        Capital     Income (Loss)        Deficit         Total
                                             ------        ------        -------     -------------        -------         -----
Balances, January 1, 1998                   3,523,972      $35,000      $9,732,000      $(37,000)      $(1,101,000)    $ 8,629,000

Conversion of subordinated debentures          11,810                       50,000                                          50,000

Exercise of warrants                           45,747          400          14,600                                          15,000

Exercise of stock options, including tax
   benefit of $61,000                          66,682          600         368,000                                         368,600

Issuance of stock purchase warrants                                      1,103,400                                       1,103,400

Unrealized holding gains on securities
   net of income taxes                                                                    12,000                            12,000

Net income                                                                                                 356,000         356,000
                                            ---------      -------      ----------      --------       -----------     -----------

Balances, December 31, 1998                 3,648,211       36,000      11,268,000       (25,000)         (745,000)     10,534,000

Exercise of stock options, including tax
   benefit of $28,000                          56,204        1,000         175,000                                         176,000

Issued pursuant to Employee
   Stock Purchase Plan                          2,556                        3,000                                           3,000

Issuance of stock purchase warrants                                        100,000                                         100,000

Unrealized holding gains on securities
   net of income taxes                                                                    25,000                            25,000

Net loss                                                                                                  (734,000)       (734,000)
                                            ---------      -------      ----------      --------       -----------     -----------

Balances, December 31, 1999                 3,706,971       37,000      11,546,000                      (1,479,000)     10,104,000

Issued pursuant to Employee
   Stock Purchase Plan                          7,514                       10,000                                          10,000

Net income                                                                                                 728,000         728,000
                                            ---------      -------      ----------      --------       -----------     -----------

Balances, December 31, 2000                 3,714,485      $37,000      $11,556,000                    $  (751,000)    $10,842,000
                                            =========      =======      ===========                    ===========     ===========

See notes to the consolidated financial statements.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                   2000              1999              1998
                                                               ------------      ------------      ------------
OPERATING ACTIVITIES
    Net cash provided by (used in) operating activities        $ 14,230,000      $  2,321,000      $(16,789,000)
                                                               ------------      ------------      ------------

INVESTING ACTIVITIES
    Purchases of equipment for leasing                             (436,000)         (129,000)       (7,226,000)
    Proceeds from sale of equipment under operating leases        2,884,000                           3,701,000
    Other                                                          (100,000)         (922,000)         (260,000)
                                                               ------------      ------------      ------------

    Net cash provided by (used in) investing activities           2,348,000        (1,051,000)       (3,785,000)
                                                               ------------      ------------      ------------

FINANCING ACTIVITIES
    Proceeds from borrowings                                     11,902,000        26,541,000        42,253,000
    Payment of debt issue costs                                                                      (1,560,000)
    Repayment of borrowings                                     (32,148,000)      (26,499,000)      (21,700,000)
    Reduction in restricted cash                                  2,831,000
    Proceeds from issuance of discounted lease rentals                                                  692,000
    Proceeds from exercise of stock options, warrants,
         and purchases under employee stock purchase plan            10,000           279,000           293,000
                                                               ------------      ------------      ------------

    Net cash provided by (used in) financing activities         (17,405,000)          321,000        19,978,000
                                                               ------------      ------------      ------------

CHANGE IN CASH AND CASH EQUIVALENTS
   Net increase (decrease) during the year                         (827,000)        1,591,000          (596,000)

   Balance, beginning of year                                     2,860,000         1,269,000         1,865,000
                                                               ------------      ------------      ------------

   Balance, end of year                                        $  2,033,000      $  2,860,000      $  1,269,000
                                                               ============      ============      ============

See notes to the consolidated financial statements.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Business description. PDS Financial Corporation and subsidiaries (the "Company") engages principally in the financing and leasing of gaming equipment. The Company also reconditions and remarkets gaming equipment that it acquires at the end of the lease or through open market purchases. This reconditioning process and related sales and distribution effort (known as Casino Slot Exchange(R), an operating division) is viewed by management as a complement to the Company's financing and leasing activities. The Company conducts its financing, leasing, and sales activities in substantially all domestic United States gaming jurisdictions and, to a lesser extent, certain other countries, and could be affected by adverse changes in economic conditions in those areas.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures, some of which may require revision in future periods. For the Company, the most significant estimates are residual values, collectibility of notes, accounts, and leases receivable, and valuation of equipment held for sale or lease.

Principles of consolidation. The consolidated financial statements include the accounts of PDS Financial Corporation and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue and cost recognition. The Company's leasing activities include operating, direct finance, sales-type, and leveraged leases. For all types of leases, the determination of profit considers the estimated value of equipment at lease termination, referred to as the residual value. For operating leases, revenue and depreciation on the leased equipment are recorded on the straight-line method over the term of the lease. Direct finance and sales-type leases are similar in that substantially all of the benefits and risks of ownership of the leased equipment are transferred to the lessee, and finance income is recognized at a constant percentage return on the asset carrying value. The carrying value consists of the present value of the future lease payments plus any unguaranteed residual, sometimes referred to herein as leases receivable. A dealer's profit or loss on the subject equipment is recognized at the inception of a sales-type lease. Investment in leveraged leases consists of rentals receivable (net of principal and interest on nonrecourse debt), plus the estimated residual values of the equipment, and minus unearned income which is recognized at a constant percentage return on the investment over the lease term. After the inception of a lease, the Company may discount or sell notes and future lease payments to reduce or recover its investment in the asset.

Initial direct costs related to leases and notes receivable are capitalized as part of the related asset and amortized over the term of the agreement using the interest method, except for operating leases, for which the straight-line method is used.

Equipment held for sale or lease, consisting primarily of gaming devices, is valued at the lower of average unit cost or net realizable value. Revenue is recognized when title transfers to the customer upon shipment of used gaming devices or upon the exercise of a purchase option under an operating lease.

Fee income. The difference between the sale price and the carrying value of the notes and lease receivables sold is included in fee income. Fee income also includes commissions earned for arranging financing between unrelated parties.

Cash equivalents. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2000 and 1999, cash equivalents consist solely of investments in money market accounts. Excluded from cash and cash equivalents at December 31, 1999 is restricted cash consisting of proceeds from borrowings legally restricted for certain transactions and expected to be completed within three months or less of such dates.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Other assets, net. Property and equipment is included in this classification and consists primarily of furniture, equipment, and leasehold improvements stated at cost, less accumulated depreciation and amortization calculated using the straight-line method over the estimated useful lives. Also included are direct costs incurred in obtaining debt that are being amortized over the term of the underlying financing agreement using the interest method and costs to obtain licenses to own and distribute gaming devices and associated equipment that are amortized over three years on a straight-line basis.

Allowances for losses. An allowance for losses is maintained at levels determined by management to adequately provide for any other-than-temporary declines in related asset values. In determining losses, economic conditions, the activity in used equipment markets, the effect of actions by equipment manufacturers, the financial condition of customers, the expected courses of action by lessees with regard to leased equipment at termination of the initial lease term, changes in technology, and other factors which management believes are relevant are considered. Recoverability of an asset value is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If a loss is indicated, the loss to be recognized is measured by the amount by which the carrying amount of the asset exceeds the net realizable value of the asset. Asset charge-offs are recorded upon the disposition of the underlying assets. Assets are reviewed quarterly to determine the adequacy of the allowance for losses.

Net income (loss) per share. The Company calculated basic and diluted net income
(loss) per share as follows for the years ended December 31:

                                            2000          1999           1998
                                            ----          ----           ----

Net income (loss), basic and dilutive   $   728,000   $  (734,000)   $   356,000
                                        ===========   ===========    ===========

Per share amounts:
      Basic                             $      0.20   $     (0.20)   $      0.10
      Diluted                           $      0.20   $     (0.20)   $      0.09

Weighted average shares outstanding:
      Basic                               3,711,000     3,684,000      3,611,000
      Effect of dilutive options             19,000                      155,000
      Effect of dilutive warrants                                         18,000
                                        -----------   -----------    -----------
      Diluted                             3,730,000     3,684,000      3,784,000
                                        ===========   ===========    ===========

Options to purchase 707,000 shares of common stock and warrants to purchase 1,274,000 shares of common stock were not included in the computation of diluted earnings per share for 2000 because the options' exercise prices were greater than the average market price of the common stock for the year. The weighted average exercise price for these options and warrants was $3.49 and $9.11, respectively, as of December 31, 2000. These options and warrants expire at various dates through 2010. Weighted-average exercise prices ($7.65 in 1999 and $11.28 in 1998) in excess of average market prices caused options and warrants to purchase common shares (2,092,000 in 1999 and 984,500 in 1998) to be excluded from the computation of diluted earnings in those years.

Stock compensation. The Company accounts for stock-based employee compensation (Note 6) using the intrinsic value method in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Reclassifications. Certain amounts as previously reported have been reclassified to conform to the current year presentation.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    NOTES, ACCOUNTS, AND LEASES RECEIVABLE:

Notes, accounts, and leases receivable consists of the following as of December 31:

                                                                2000              1999
                                                            ------------      ------------
Notes receivable bearing interest at 8.5% to 12.5%          $ 13,659,000      $ 23,449,000
Minimum direct finance lease payments                         37,874,000        20,679,000
Leveraged leases, net                                          7,964,000         7,121,000
Unsecured revolving line bearing interest at 13%                                 1,734,000
                                                            ------------      ------------
                                                              59,497,000        52,983,000
Unearned lease income, direct finance leases                  (6,658,000)       (3,585,000)
Unearned income, leveraged leases                             (3,212,000)       (3,593,000)
Unamortized costs (discounts)                                    485,000          (153,000)
                                                            ------------      ------------
                                                              50,112,000        45,652,000
Accounts and other                                             4,236,000         5,302,000
Allowance for uncollectible notes, accounts, and leases       (1,697,000)       (2,338,000)
                                                            ------------      ------------
                                                            $ 52,651,000      $ 48,616,000
                                                            ============      ============

Notes and direct finance lease receivables are due in monthly installments, generally collateralized by casino-related equipment and furnishings. Leveraged leases, net includes estimated residuals of $7,400,000 and deferred tax liabilities associated with these leases are not material.

At December 31, 2000, future minimum payments receivable on notes and leases (both direct finance leases and the leveraged leases) are as follows:

Year ending December 31,              Notes            Leases           Total
                                   -----------      -----------      -----------
     2001                           $4,060,000      $14,373,000      $18,433,000
     2002                            9,394,000       10,983,000       20,377,000
     2003                              205,000       15,168,000       15,373,000
     2004                                             4,645,000        4,645,000
     2005                                               669,000          669,000
                                   -----------      -----------      -----------
                                   $13,659,000      $45,838,000      $59,497,000
                                   ===========      ===========      ===========

The Company grants customers payment terms under notes and leases receivable. These contracts are generally for terms of 6 to 48 months, with a typical term of 36 months, with interest at prevailing rates, and are collateralized by the equipment sold or leased. The value of such equipment, if repossessed, may be less than the receivable balance outstanding. See note 8 for a discussion of the Company's concentration of credit risk.

Included in the preceding tables are notes and leases receivable from two customers totaling $1,577,000 at December 31, 2000 upon which nominal or no payments are currently being received. While not anticipated, the maximum losses that the Company would incur if these customers failed to completely perform and the collateral were unavailable or of no value would be $547,000 after allowances provided. At December 31, 2000, specific allowances related to these customers totaled $1,030,000. There was no interest income earned (and received) on impaired notes receivable for 2000. For 1999 and 1998, interest income earned (and received) on impaired notes receivable was immaterial.

During 2000, a significant customer failed to make its regularly scheduled monthly payments to the Company, causing an event of default under the terms of the Master Lease Agreements (the "Agreements"). At the inception of the Agreements, the Company required the customer to make significant deposits. In November 2000, the customer filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In February 2001, the customer resumed making payments on most of the leases, relinquished rights to the deposits, and submitted a plan for the sale of the property to the Court. The Court-approved plan began a process of soliciting buyers for the customer's business assets, subject to the approval of the Company and other secured interests. The Company has begun negotiations with the customer

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    NOTES, ACCOUNTS, AND LEASES RECEIVABLE (CONTINUED):

and potential buyers to restructure the leases. The Company's ability to recover its full claim against the customer is dependent upon the outcome of these matters. The outstanding principal balance due the Company under the Agreements at December 31, 2000 is approximately $10.4 million (which collateralizes borrowings of the Company totaling approximately $7.6 million) plus $8.0 million in leveraged leases. Of these borrowings, $1.9 million is with recourse to the Company, while approximately $5.7 million is non-recourse to the Company. With recourse financing, in the event of a default by a lessee, the lender has recourse against the lessee, the equipment serving as collateral, and the Company. Under non-recourse financing, in the event of default by a lessee, the lender generally only has recourse against the lessee and the equipment serving as collateral, but not against the Company. The Company believes that due to the nature of the underlying collateral, the ability of the Company to remarket the equipment, the deposits collected, and the Company's ability to restructure the leases with potential buyers, the leases are not impaired.

Changes in the allowance for uncollectible notes, accounts, and lease receivables are as follows:

                                                    2000                1999
                                                 -----------        -----------
Balance, beginning of year                       $ 2,338,000        $ 1,360,000
     Charge-offs, net of recoveries                 (761,000)           (17,000)
     Collection provision                            120,000            995,000
                                                 -----------        -----------
Balance, end of year                             $ 1,697,000        $ 2,338,000
                                                 ===========        ===========

The estimated fair value of notes and direct finance leases receivable approximates their carrying value. The fair value is estimated using discounted cash flow analysis and interest rates currently offered by the Company for obligations with similar terms and credit risk.

3.    EQUIPMENT UNDER OPERATING LEASES:

Equipment under operating leases consists of gaming equipment and casino/hotel-related equipment leased for periods ranging from 6 to 48 months as follows:

                                                   2000                1999
                                              ------------         ------------
Gaming and related                            $ 25,331,000         $ 55,653,000
Impairment allowance                              (297,000)            (400,000)
Less accumulated depreciation                  (10,687,000)         (13,966,000)
                                              ------------         ------------
                                              $ 14,347,000         $ 41,287,000
                                              ============         ============

Changes in the impairment allowance are as follows:

                                                   2000                1999
                                              ------------         ------------
Balance, beginning of year                    $    400,000
       Charge-offs, net of recoveries             (195,000)
       Impairment provision                         92,000         $    400,000
                                              ------------         ------------
Balance, end of year                          $    297,000         $    400,000
                                              ============         ============

Lessees generally have the future right to purchase the equipment for fair value at the termination of the lease.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    EQUIPMENT UNDER OPERATING LEASES (CONTINUED):

At December 31, 2000, future minimum lease payments to be received by the Company on operating leases for the years ending Decemer 31, 2001 through 2004 are approximately $6,230,000, $4,319,000, $829,000, and $643,000 respectively.

4.    NOTES PAYABLE AND SUBORDINATED DEBT:

Notes payable consist of the following:

                                                                                       2000             1999
                                                                                   ------------      ------------
    Lines of credit with a maximum aggregate balance of $44,500,000 bearing interest rates at rates from 7.130% to 11.306%, secured by related investment in leases and equipment held for sale or lease:
           Recourse                                                                $ 12,919,000      $ 23,826,000
           Non-recourse                                                               4,616,000         2,525,000
    Equipment notes bearing interest at rates from 8.75%
    to 14.00%, secured by related investment in leases:
         Recourse                                                                    16,403,000        18,472,000
         Non-recourse                                                                15,952,000        23,244,000
                                                                                   ------------      ------------
                                                                                     49,890,000        68,067,000
    Unamortized loan discounts                                                         (912,000)       (1,518,000)
                                                                                   ------------      ------------
                                                                                   $ 48,978,000      $ 66,549,000
                                                                                   ============      ============

Principal and interest payments on recourse and nonrecourse notes payable are generally due monthly in amounts that are approximately equal to the total payments due from the lessee under the leases that collateralize the notes payable. Under recourse financing, in the event of a default by a lessee, the lender has recourse against the lessee, the equipment serving as collateral, and the borrower. Under nonrecourse financing, in the event of a default by a lessee, the lender generally only has recourse against the lessee and the equipment serving as collateral, but not against the borrower.

Certain of the Company's lines of credit restrict the payment of dividends. They also contain certain covenants regarding minimum consolidated tangible net worth, maximum recourse debt to net worth, cash flow coverage, and minimum interest expense coverage.

In May 1998, the Company issued $13,800,000 of 10% senior subordinated debt due on July 1, 2004, that included 690,000 detachable stock purchase warrants with an exercise price of $12.25 valued at $690,000 ($330,000 unamortized as of December 31, 2000). Interest is payable quarterly. Pursuant to the terms of the indenture, beginning July 1, 2000, a total of $2.1 million of the subordinated debt is randomly selected each year for mandatory redemption. In addition to mandatory redemption, the Company may also redeem the subordinated debt, in part or in full, at any time at par plus accrued interest and any premium, if applicable. The entire unpaid principal balance and unpaid interest thereon is due and payable on July 1, 2004.

Principal payments on recourse and nonrecourse notes payable and subordinated debt, as of December 31, 2000, are due as follows:

                                               Recourse      Nonrecourse
                                                 Notes          Notes       Subordinated
                                                Payable        Payable           Debt
                                              -----------    -----------    -----------
Year ending December 31, 2001                 $17,793,000     $8,121,000     $2,070,000
                         2002                   6,842,000      7,471,000      2,070,000
                         2003                   4,031,000      2,941,000      2,070,000
                         2004 and thereafter      656,000      2,035,000      5,520,000
                                              -----------    -----------    -----------
                                              $29,322,000    $20,568,000    $11,730,000
                                              ===========    ===========    ===========

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.    NOTES PAYABLE AND SUBORDINATED DEBT (CONTINUED):

The Company estimates that the fair value of its borrowings approximates the carrying value based on terms currently available.

5.    INCOME TAXES:

The following summarizes the components of deferred income taxes included in the Company's consolidated balance sheets at December 31:

                                                     2000               1999
                                                  -----------       -----------
Deferred tax assets:
     Net operating loss carryforwards             $ 1,042,000       $ 2,185,000
     Asset valuation allowances                       429,000           723,000
     Customer deposits and prepaid rent             1,092,000         1,130,000
     Other                                            206,000           266,000
                                                  -----------       -----------
     Total deferred tax assets                      2,769,000         4,304,000
                                                  -----------       -----------
Deferred tax liabilities:
     Lease transactions                            (1,960,000)       (2,956,000)
     Initial direct costs                            (267,000)         (372,000)
                                                  -----------       -----------
     Total deferred tax liabilities                (2,227,000)       (3,328,000)
                                                  -----------       -----------
Net deferred tax assets                           $   542,000       $   976,000
                                                  ===========       ===========

The Company has tax net operating loss carryforwards ("NOL's") of approximately $2.9 million which expire between 2011 and 2020. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires that the tax benefit of such NOL's be recorded as an asset to the extent that management assesses the utilization of such NOL's to be "more likely than not." Management has determined, based on the Company's history of prior operating earnings, acceleration for tax purposes of depreciation of leased assets, and its expectations for the future, that operating income and temporary differences between book and tax depreciation for short-term leases (36-48 months) will more likely than not be sufficient to utilize fully the $2.9 million of NOL's prior to their ultimate expiration in the year 2020.

The NOL's available for future utilization were generated principally by accelerated deductions related to its lease portfolio. The operations of the Company have historically been profitable (excluding non-recurring items). In assessing the likelihood of utilization of existing NOL's, management considered the historical results of the Company's operations and the current operating environment.

The provision (benefit) for income taxes is comprised as follows:

                                  2000                1999              1998
                               ---------           ---------          ---------
Current                        $  71,000                              $ (22,000)
Deferred                         434,000           $(260,000)           241,000
                               ---------           ---------          ---------
                               $ 505,000           $(260,000)         $ 219,000
                               =========           =========          =========

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.    INCOME TAXES (CONTINUED):

The difference between the normal federal statutory tax rate of 34% applied to income before income taxes and the Company's effective tax rate is:

                                                              2000           1999           1998
                                                           ---------      ---------      ---------
Income taxes at federal statutory rate                     $ 419,000      $(338,000)     $ 196,000
State income taxes, net of federal effect                     28,000        (10,000)        12,000

Non-deductible amortization of asset acquisition costs        50,000         57,000
Reversal of temporary differences at other than
  expected effective rate                                                    34,000
Other, net                                                     8,000         (3,000)        11,000
                                                           ---------      ---------      ---------
                                                           $ 505,000      $(260,000)     $ 219,000
                                                           =========      =========      =========

6.    STOCKHOLDER'S EQUITY:

Stock Option Plan. The Company established the 1993 Stock Option Plan (the "Plan") to encourage stock ownership by employees, officers, directors, and other individuals as determined by the Board of Directors or a committee appointed by the Board of Directors (the "Committee"). The Plan provides that options granted thereunder may be either incentive stock options ("ISO's") or nonqualified stock options. At December 31, 2000, the maximum number of shares of common stock available for grant under the Plan was 1,350,000.

Options may have a maximum term of up to ten years. The exercise price of ISO's granted under the Plan must be at least equal to the fair value of the common stock on the date of grant. The exercise price of nonqualified options must be at least equal to 85% of the fair value of the common stock on the date of grant. If an option expires, terminates, or is canceled, the shares not purchased thereunder become available for additional option awards under the Plan. The Plan expires on April 1, 2003. Newly elected non-employee directors of the Company receive an initial grant of non-qualified options to purchase 5,000 shares of common stock upon election to the Board.

Option activity is summarized as follows:

                                                     Options                      Weighted Average
                                                  Available for       Options      Exercise Price
                                                      Grant         Outstanding       Per Share
                                                  -------------     -----------   ----------------
Balances, December 31, 1997                          269,000          552,500           $3.47
     Increases in number of shares available         250,000
     Granted                                        (341,000)         341,000            7.65
     Exercised                                                        (71,500)           3.96
     Cancelled                                        53,000          (53,000)           5.20
                                                    --------         --------           -----
Balances, December 31, 1998                          231,000          769,000            5.16
     Granted                                        (258,000)         258,000            3.26
     Exercised                                                        (56,000)           2.60
     Cancelled                                       169,000         (169,000)           5.28
                                                    --------         --------           -----
Balances, December 31, 1999                          142,000          802,000            4.80
     Granted                                        (326,000)         326,000            1.51
     Cancelled                                       233,000         (233,000)           5.01
                                                    --------         --------           -----
Balances, December 31, 2000                           49,000          895,000           $3.49
                                                    ========         ========           =====

Options exercisable at December 31, 2000                              325,000           $3.95
                                                                     ========           =====

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    STOCKHOLDER'S EQUITY (CONTINUED):

The following table summarizes stock options outstanding at December 31, 2000:

                                      Options Outstanding                  Options Exercisable
                                      -------------------                  -------------------
                                 Number of        Weighted Average    Number of        Weighted Average
                                  Options             Remaining        Options             Remaining
    Range of Exercise Prices    Outstanding       Contractual Life   Outstanding       Contractual Life
    ------------------------    -----------       ----------------   -----------       ----------------
          $1.00 - $2.50            431,000               9.0             87,000               6.0
          $2.51 - $5.00            331,000               6.5            184,000               4.8
          $5.01 - $7.50             19,000               8.0              8,000               8.0
          $7.51 - $10.05           114,000               8.0             46,000               8.0
                                   -------                              -------
                                   895,000                              325,000
                                   =======                              =======

At December 31, 2000, the range of exercise prices and weighted average remaining contractual life of outstanding options was $1.00 - $10.50, and 8.0 years, respectively. Had the Company used the fair value-based method of accounting and recognized compensation expense over the vesting period as provided for in Financial Accounting Standards Board Statement No. 123, Stock Based Compensation, net income and net income per share for 2000, 1999, and 1998 would have been as follows:

                                               2000          1999         1998
                                               ----          ----         ----
Pro forma net income (loss):
     Basic                                   $347,000    $(1,137,000)    $4,000
     Diluted                                  347,000     (1,137,000)     4,000
Pro forma net income (loss) per share:
     Basic                                      $0.09         $(0.31)     $0.00
     Diluted                                    $0.09          (0.31)      0.00

The pro forma information above only includes stock options granted after December 31, 1994. Pro forma compensation expense under the fair value-based method of accounting will generally increase over the next few years as additional stock option grants are considered.

The weighted-average grant-date fair value of options granted was $0.52, $0.86, and $2.57 per option for 2000, 1999, and 1998, respectively. The weighted-average grant-date fair value of options was determined by using the fair value of each option grant on the date of grant, utilizing the "Black-Scholes" option-pricing model and the following key assumptions:

                                               2000          1999         1998
                                               ----          ----         ----
Risk-free interest rate                         5.1%             6.3%       5.2%
Expected life                                5 years          5 years    5 years
Expected volatility                              60%              60%        60%
Expected dividends                                0                0          0

Preferred Stock. The Company's Articles of Incorporation, as amended, authorize the issuance of 2,000,000 shares of preferred stock, par value $0.01 per share. The rights, preferences, and privileges of the authorized preferred shares (none of which have been issued) may be established by the Board of Directors without further action by the holders of the Company's common stock.

Warrants. In June 1999, the Company issued a warrant to purchase approximately 5% of the Company's common stock, or 184,000 shares of common stock, to DigiDeal Corporation ("DigiDeal") as part of its purchase of certain intellectual property rights from DigiDeal covered by an agreement for technology transfer, manufacture, distribution and affecting patent trademark and copyrights (the "Technology Agreement"). These warrants have an exercise price of $3.75 per share, expire in 2004, and are exercisable only upon the achievement of certain levels of revenues from Designated Products, as defined. An additional warrant was granted to DigiDeal Corporation for the right to purchase an additional 184,000 shares of common stock of the Company once revenues from Designated Products reach certain levels (2.5% upon achievement of each of two

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.    STOCKHOLDER'S EQUITY (CONTINUED):

goals). The Company valued these warrants at a total of $100,000, which was treated as an asset, with a corresponding entry to additional paid-in capital, and will be amortized over the life of the Technology Agreement. The Company has reciprocal rights to purchase up to 10% of common shares of DigiDeal at $1.35 per share.

In 1998, the Company issued 740,000 detachable stock purchase warrants as part of the Subordinated Debt offering. These warrants are presently exercisable, have an exercise price of $12.25 per share, and expire in 2003. The Company valued these warrants at a total of $740,000, of which $690,000 was treated as a debt discount, and $50,000 as deferred debt issue costs, with a corresponding entry to additional paid-in capital.

Also in 1998, the Company issued warrants to purchase 181,700 shares of common stock to a financial institution in partial consideration for the approval of a $25 million revolving line of credit. These warrants are presently exercisable, have an exercise price of $4.66 per share and expire in 2003. The Company valued these warrants at a total of $363,400, which was treated as deferred debt issue costs, with a corresponding entry to additional paid-in capital.

In 1994, the Company issued warrants (the "IPO Warrants") to purchase up to 170,000 shares of its common stock to the underwriter in connection with the initial public offering of its common stock and a certain lender in connection with bridge note financing. The warrants were exercisable into common stock at $6.00 per share, had a cash-less exercise provision, and expired in 1999. During 1998, a total of 121,500 warrants were surrendered to the Company resulting in proceeds to the Company of $15,000 and issuance of approximately 45,700 shares of common stock. There were no warrants surrendered in 1999.

7.    OTHER EMPLOYEE MATTERS:

Benefit plans. The Company maintains a contributory defined contribution plan that qualifies under Section 401(k) of the Internal Revenue Code and covers eligible employees. Company contributions are at the discretion of the Board of Directors up to 5% of the individual employee earnings. The Company's contributions to the plan in 2000, 1999, and 1998 were not material.

Employment agreements. The Company has entered into employment agreements with four officers for periods ranging from one to five years. Each of the agreements contain noncompete clauses which continue from one to two years following termination of employment. The agreements, among other things, provide for initial base salaries, benefits, and payment of both performance and discretionary bonuses. The agreements are automatically extended for additional one-year periods unless notice of nonextension is given.

8.    SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT:

The financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts and notes receivable. Each of the Company's business segments conducts business in and the resulting receivables are concentrated in specific legalized gaming regions.

As of December 31, 2000, the Company's five largest customers represented 27%, 17%, 7%, 6%, and 5% of the total notes, accounts, and leases portfolio of $52,651,000. No other customer represented more than 5% of the portfolio.

Based on the carrying value of the notes, accounts, and leases portfolio, 96% of the Company's portfolio at December 31, 2000, is located in the United States, with 56%, 17%, and 14% in the states of Nevada, Mississippi, and Colorado, respectively.

During 2000, three customers accounted for 23%, 13%, and 11% of revenue, respectively. During 1999, no customer accounted for more than 10% of revenues. During 1998, three customers accounted for 20%, 19%, and 16% of revenue, respectively.

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.    COMMITMENTS AND CONTINGENCIES:

The Company leases office space, warehouse space for its reconditioning activities, and personal property under terms of various noncancelable operating leases expiring through 2005. The lease agreements require the Company to pay monthly base rent in varying amounts plus its pro rata share of the operating expenses of the leased office and warehouse space. Rent expense was approximately $493,000, $494,000, and $470,000 in 2000, 1999, and 1998,
respectively.

Future minimum lease payments under these leases are as follows:

Year Ending December 31,
         2001                             $  517,000
         2002                                553,000
         2003                                564,000
         2004                                575,000
         2005                                  1,000
                                          ----------
                                          $2,210,000
                                          ==========

10.   SEGMENT INFORMATION:

The Company conducts business with customers through the operations of its Finance and Lease ("Finance") and Casino Slot Exchange(R) ("CSE") segments. In addition, employees of the Company provide certain legal, accounting and compliance, personnel, and other administrative support services on behalf of the Finance and CSE segments. The costs associated with these activities ("SG&A") are not separately allocated to each business segment. Prior to 1999, the activities of Finance and CSE were reported as a reporting segment. The accounting policies of each business segment are the same as those described in
Note 1 of Notes to Consolidated Financial Statements. The Company evaluates the performance of its operating segments based on earnings before income taxes. Financial performance measurements for the Finance and CSE segments are set forth below with SG&A for the years ended December 31, 2000 and 1999.

                                                   2000               1999
                                              -------------       -------------
Revenues:
    Finance                                   $  42,630,000       $  21,634,000
    CSE                                          10,270,000          13,845,000
                                              -------------       -------------
                                              $  52,900,000       $  35,479,000
                                              =============       =============
Income (loss) before income taxes:
    Finance                                   $   6,797,000       $   3,694,000
    CSE                                            (663,000)           (968,000)
    SG&A                                         (4,901,000)         (3,720,000)
                                              -------------       -------------
                                              $   1,233,000       $    (994,000)
                                              =============       =============
Identifiable assets:
    Finance                                   $  71,946,000       $  95,569,000
    CSE                                           8,267,000           7,789,000
    Other                                         4,088,000           4,675,000
                                              -------------       -------------
                                              $  84,301,000       $ 108,033,000
                                              =============       =============

The Table Games and Casino Operations divisions do not yet meet the criteria requiring recognition as operating segments under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information.

11.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following disclosure of the estimated fair value of financial instruments was made in accordance with Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), Disclosures about Fair Value of Financial Instruments. SFAS No. 107 specifically excludes certain items from its disclosure requirements such as the Company's investment in equipment

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED):

under operating leases, net of allowances, and equipment held for sale or lease. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the net assets of the Company.

The carrying amounts at December 31, 2000 for cash and cash equivalents, notes, accounts, and leases receivable, net of allowances, equipment, purchases payable, accounts payable, notes payable, and subordinated debt approximate their fair values due to the short maturity of these instruments, or because the related interest rates approximate current market rates.

12.   SUPPLEMENTAL CASH FLOW INFORMATION:

                                                                             2000               1999              1998
                                                                          ------------      ------------      ------------
Reconciliation of net income to net
  cash provided by (used in) operating activities:
     Net income (loss)                                                    $    728,000      $   (734,000)     $    356,000
     Depreciation on operating leases                                        8,217,000         8,773,000         4,931,000
     Collection and asset impairment provisions                                212,000         1,395,000           123,000
     Deferred income taxes                                                     434,000          (260,000)         (241,000)
     Originations of notes and direct finance leases receivables           (28,102,000)      (36,388,000)      (28,325,000)
     Proceeds from:
          Sale or discounting of notes and leases receivables               14,369,000        17,245,000         5,886,000
          Collections on notes and direct finance leases receivables        24,704,000        12,301,000         5,093,000
     Gain on sale of financial assets                                       (3,243,000)       (1,550,000)       (2,283,000)
     Changes in operating assets and liabilities:
          Accounts receivable                                                1,069,000        (4,018,000)          295,000
          Equipment held for sale or lease                                   1,227,000          (319,000)       (5,098,000)
          Income taxes receivable                                              414,000           119,000          (503,000)
          Accounts payable                                                  (5,662,000)          912,000            22,000
          Customer deposits                                                    675,000         5,784,000         1,952,000
     Other, net                                                               (812,000)         (939,000)        1,003,000
                                                                          ------------      ------------      ------------
          Net cash provided by (used in) operating activities             $ 14,230,000      $  2,321,000      $(16,789,000)
                                                                          ============      ============      ============

Cash paid during the year for:
     Interest                                                             $  8,422,000      $  6,228,000      $  4,260,000
     Income taxes (refunded), net                                             (360,000)                            446,000

Significant non-cash financing and investing activities:
     Increase (decrease) in equipment purchases payable                                     $ (7,064,000)     $ 13,427,000
     Increase in notes payable for purchase of equipment for leasing                          29,337,000           207,000
     Increase (decrease) in notes payable for cash deposited
          into (withdrawn from) escrow                                                          (335,000)        3,166,000
     Leases of equipment previously held for sale or lease                $    900,000         3,705,000         1,568,000
     Increase in notes payable for purchase of notes receivable                                                    103,000
     Operating leases converted to direct finance
          leases upon exercise of purchase options                          18,511,000         2,011,000           456,000
     Conversion of subordinated debentures into common stock                                                        50,000
     Origination of notes receivable for sale of equipment and direct
          finance receivables                                                                                    5,056,000
     Exchange of notes receivable, direct finance leases, and
          equipment under operating leases for business acquired             2,277,000
     Liabilities incurred for purchase of website                              750,000
     Equipment previously held under lease
          returned to equipment held for sale or lease                       2,510,000

                   PDS FINANCIAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.   QUARTERLY RESULTS (UNAUDITED):

The following table sets forth selected historical operating results for each quarter of 2000 and 1999. The quarterly information is unaudited but, in management's opinion, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented:

                                                        2000 Quarter Ended
                                 -----------------------------------------------------------------
                                   March 31          June 30        September 30       December 31
                                   --------          -------        ------------       -----------
Total revenues                   $ 18,015,000     $ 14,020,000      $ 11,252,000      $  9,613,000
Income taxes                           99,000          129,000            96,000           181,000
Net income                            175,000          230,000           177,000           146,000
Net income per share:
  Basic and diluted                       .05              .06               .05               .04
Total originations                  8,100,000        3,300,000         8,100,000         8,900,000

                                                         1999 Quarter Ended
                                 -----------------------------------------------------------------
                                   March 31          June 30        September 30       December 31
                                   --------          -------        ------------       -----------
Total revenues                   $  6,856,000     $ 10,512,000      $  9,766,000      $  8,345,000
Income taxes (benefit)                 82,000         (105,000)         (255,000)           18,000
Net income (loss)                     134,000         (171,000)         (414,000)         (283,000)
Net income (loss) per share:
  Basic and diluted                      0.04            (0.05)            (0.11)            (0.08)
Total originations                  8,600,000       55,300,000         3,500,000        13,400,000

      The summation of quarterly per share amounts may not equal the calculation for the full year, as each quarterly calculation is performed discretely. During 2000 and 1999, management refined its estimates of income taxes (benefits) in the fourth quarter.

      Manually signed copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder's broker, dealer, commercial bank, or other nominee to the Exchange Agent at one of the addresses set forth below.

                  The Exchange Agent for the Exchange Offer is:

                      U.S. Bank Trust National Association

         By Registered or Certified Mail:                       By Hand and Overnight Courier:

    Attention: Specialized Financial Department            Attention: Specialized Finance Department
              180 South Fifth Street                                180 South Fifth Street
             St. Paul, Minnesota 55101                             St. Paul, Minnesota 55101

                   By Facsimile:                           Confirm by Telephone or for Information:
                  (651) 244-1537                                        (800) 934-6802

      Questions and requests for assistance or for additional copies of this Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery must be directed to the Information Agent at the telephone number and address listed below. You may also contact our broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer

                     The Information Agent for the Offer is:

                                    MACKENZIE
                                 PARTNERS, INC

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       Email: proxy@mackenziepartners.com

                              LETTER OF TRANSMITTAL
                            PDS FINANCIAL CORPORATION

  Offer for all outstanding 10% senior subordinated notes due 2004 (CUSIP No.
      69329T AB 1) in exchange for 12% senior subordinated notes due 2007
                        Pursuant to the exchange circular
                               Dated May 11, 2001


--------------------------------------------------------------------------------
       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON JUNE 8, 2001, UNLESS THE
                           EXCHANGE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                  the exchange agent for the exchange offer is

                      U.S. Bank Trust National Association

             By Mail:                                  By Hand:                                By Courier:
U.S. Bank Trust National Association        U.S. Bank Trust National Association     U.S. Bank Trust National Association
Specialized Finance Department              Specialized Finance Department           Specialized Finance Department
180 East Fifth Street                       180 East Fifth Street                    180 East Fifth Street
St. Paul, Minnesota 55101                   St. Paul, Minnesota 55101                St. Paul, Minnesota 55101

                           By Facsimile Transmission:
                        (For Eligible Institutions only)
                                 (651) 244-1537

                         Confirm Facsimile Transmission:
                                By telephone only
                                 (800) 934-6802

      DELIVERY OF THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT OTHER THAN AT THE ADDRESSES AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OR TENDER.

                             The Information Agent:
                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          Call Collect: (212) 929-5500
                                       or
                         Call Toll-Free: (800) 322-2885

      For any questions regarding this Letter of Transmittal or for any additional information, you may contact the Exchange Agent or the Information Agent.

      THE INSTRUCTIONS SET FORTH IN THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

      The undersigned acknowledge that they have received and reviewed the exchange circular, dated May 11, 2001 (the "Exchange Circular"), of PDS Financial Corporation, a Minnesota corporation (the "Company"), and this letter of transmittal (the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer"), to exchange an aggregate principal amount of up to $11,730,000 of the Company's 12% Senior Subordinated Notes due 2007 (individually a "New Note" and collectively, the "New Notes") for the entire principal amount outstanding of the Company's 10% Senior Subordinated Notes due 2004 (individually an "Old Note" and collectively, the "Old Notes") from the registered holders thereof.

      For each $1,000 principal balance in Old Notes accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to the principal amount at maturity of the surrendered Old Notes. Holders that tender and do not withdraw their Old Notes will receive upon acceptance of the Old Notes by the Company, in addition to accrued interest on the Old Notes, New Notes and a participation fee equal to $10 in cash for each $1,000 principal amount of Old Notes tendered (the "Participation Fee"). The New Notes will bear interest from the date of issuance. Accordingly, registered holders of New Notes, on the relevant record date for the first interest payment date following the consummation of the Exchange Offer, will receive interest accruing from the date of issuance of the New Notes.

      This Letter of Transmittal is to be completed by a holder of Old Notes either if certificates for such Old Notes are to be forwarded herewith or if a tender is to be made by book-entry transfer to the account maintained by the Exchange Agent at The Depository Trust Company ("DTC") pursuant to the procedures set forth in "The Exchange Offer--Book-Entry Transfers" section of the Exchange Circular and an Agent's Message is not delivered. Holders who validly tender Old Notes for exchange in accordance with this letter may withdraw any Old Notes so tendered at any time prior to the Expiration Date. See the Exchange Circular under the heading "The Exchange Offer" for a more complete description of the tender and withdrawal provisions. Tenders by book-entry transfer also may be made by delivering an Agent's Message in lieu of this Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by this Letter of Transmittal and that the Company may enforce this Letter of Transmittal against such participant. Holders of Old Notes whose certificates are not immediately available, or who are unable to deliver their certificates or confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at DTC (a "Book-Entry Confirmation") and all other documents required by this Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures" section of the Exchange Circular. See Instruction 1. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

      The method of delivery of Old Notes, letters of transmittal and all other required documents are at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. No letters of transmittal or Old Notes should be sent to the Company.

      The undersigned have completed the appropriate boxes below and signed this Letter of Transmittal to indicate the action the undersigned desire to take with respect to the Exchange Offer.

      List below the Old Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, the certificate numbers and principal amount at maturity of Old Notes should be listed on a separate signed schedule affixed hereto.

Box #1

----------------------------------------------------------------------------------------------------------------------
                                              DESCRIPTION OF OLD NOTES
----------------------------------------------------------------------------------------------------------------------
          Name(s) and address(es) of registered holder(s)                         Old Note(s) tendered
    (Please fill in, if blank, exactly as name(s) appear(s) on          (Attach additional signed list if necessary)
                          certificate(s))
-------------------------------------------------------------------- -------------------------------------------------
                                                                     Certificate      Aggregate        Principal
                                                                     number(s)*       principal        amount at
                                                                                      amount at        maturity
                                                                                      maturity of      tendered**
                                                                                      Old Note(s)
                                                                     ---------------- ---------------- ---------------

                                                                     ---------------- ---------------- ---------------

                                                                     ---------------- ---------------- ---------------

                                                                     ---------------- ---------------- ---------------

----------------------------------------------------------------------------------------------------------------------
*     Need not be completed if Old Notes are being tendered by book-entry transfer (see below).
**    Unless otherwise indicated in this column you will be deemed to have tendered all of the Old Notes represented by the certificate(s) indicated in the first column. See Instruction 2 below. Old Notes tendered hereby must be in denominations of principal amount at maturity of $1,000 and any integral multiple thereof. See
      Instruction 1. IF ANY OF THE CERTIFICATES REPRESENTING OLD NOTES THAT YOU OWN AND WISH TO TENDER HAVE BEEN
      LOST OR DESTROYED, MUTILATED OR STOLEN, SEE INSTRUCTION 6.
----------------------------------------------------------------------------------------------------------------------

      HOLDERS OF OLD NOTES SHOULD READ THE ENTIRE LETTER OF TRANSMITTAL CAREFULLY. HOWEVER, YOUR ATTENTION IS INVITED IN PARTICULAR TO THE FOLLOWING:

      1. If you want to retain your Old Notes, you do not need to take any action.

      2. Holders of Old Notes who cannot deliver their certificates representing Old Notes to the Exchange Agent by the Expiration Date of the Exchange Offer, may tender their Old Notes under the guaranteed delivery procedure set forth in the Exchange Circular under "The Exchange Offer--Guaranteed Delivery Procedures."

      YOUR BANK OR BROKER CAN ASSIST YOU IN COMPLETING THIS FORM. THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE EXCHANGE CIRCULAR OR THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS OR TOLL-FREE NUMBER INDICATED ON PAGE 18.

Box #2

                     THE FOLLOWING MUST BE COMPLETED BY ALL
                         TENDERING HOLDERS OF OLD NOTES.

--------------------------------------------------------------------------------

      |_| CHECK HERE IF THE CERTIFICATE(S) REPRESENTING TENDERED OLD NOTES ARE ENCLOSED HEREWITH.

            CHECK HERE IF THE CERTIFICATE(S) REPRESENTING OLD NOTES WHICH YOU WISH TO TENDER IN THE EXCHANGE OFFER HAVE BEEN LOST, MUTILATED, DESTROYED OR STOLEN. PLEASE REFER TO INSTRUCTION 6.

            CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE THE FOLLOWING:

            Name of tendering institution: _____________________________________

            Account number at book-entry transfer facility: ____________________

            Transaction code number: ___________________________________________

            CHECK HERE IF THE CERTIFICATE(S) REPRESENTING TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING (See Instruction 1):

            Name(s) of registered holder(s): ___________________________________

            Date of execution of notice of guaranteed delivery: ________________

            Window ticket no. (if any): ________________________________________

            Name of institution that guaranteed delivery: ______________________

            If delivered by book-entry transfer, complete the following:

                  Account Number: ______________________________________________

                  Transaction code number: _____________________________________

                  Name of tendering institution: _______________________________

--------------------------------------------------------------------------------

LADIES AND GENTLEMEN:

      Upon the terms and subject to the conditions of the Exchange Offer, I hereby tender to the Company, the aggregate principal amount at maturity of Old Notes described in Box #1 above. Subject to, and effective upon, the acceptance for exchange of such tendered Old Notes, I hereby sell, assign and transfer to or upon the order of the Company, all right, title and interest in and to such tendered Old Notes. I hereby irrevocably constitute and appoint the Exchange Agent as my true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as your agent) with respect to such tendered Old Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to, among other things, cause the Old Notes to be assigned, transferred and exchanged.

      I hereby represent and warrant that I have full power and authority to tender, sell, exchange, assign and transfer the Old Notes that I have tendered and to acquire New Notes and the Participation Fee issuable upon exchange of such tendered Old Notes and that, when the same are accepted by you for exchange, the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and that none of such Old Notes are subject to any adverse claim. I further represent and warrant that I am the owner of the Old Notes I have tendered. I will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes that I have tendered.

      All authority conferred or agreed to be conferred in this Letter of Transmittal and all of my obligations hereunder shall be binding upon my successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, my death, incapacity, or, if appropriate, dissolution. This tender may be withdrawn only in accordance with the procedures set forth in the Exchange Circular under "The Exchange Offer--Withdrawal Rights" and the Instructions contained in this Letter of Transmittal.

      I acknowledge that the Company's acceptance of Old Notes validly tendered for exchange pursuant to any one of the procedures described in the section of the Exchange Circular entitled "The Exchange Offer" and in the instructions hereto will constitute a binding agreement between me and the Company upon the terms and subject to the conditions of the Exchange Offer.

      I recognize that, under certain circumstances and subject to certain conditions to the Exchange Offer (which you may waive) set forth in the Exchange Circular, you may not be required to accept for exchange any of the Old Notes that I have tendered (including any Old Notes tendered after the Expiration Date of the Exchange Offer). I understand that Old Notes delivered to the Exchange Agent and not accepted for exchange will be returned to me as promptly as practicable following expiration or termination of the Exchange Offer at the address set forth on the cover page of this Letter of Transmittal under "Description of Old Notes Tendered" (Box #1), unless otherwise indicated under "Special Delivery Instructions" (Box #4) below.

      Unless otherwise indicated under "Special Issuance Instructions" (Box #3) below, please deliver the New Notes and Participation Fee to which I am entitled (and, if applicable, substitute certificates representing Old Notes for any Old Notes not exchanged) in the name(s) of the registered holder(s) shown on the cover page of this Letter of Transmittal under "Description of Old Notes Tendered" (Box #1) (or, in the case of Old Notes tendered by book-entry transfer, please credit the account maintained at the Book Entry Transfer Facility indicate above). Similarly, unless otherwise indicated in the box entitled "Special Delivery Instructions" (Box #4) below, please send the New Notes and Participation Fee (and if applicable, substitute certificates representing Old Notes for any Old Notes not exchanged), to the address(es) of the registered holder(s) shown on the cover page of this Letter of Transmittal under "Description of Old Notes Tendered" (Box #1). I also acknowledge and agree that you and the Exchange Agent may in appropriate circumstances defer the effect of such transfers and may retain such New Notes and Participation Fee until satisfactory evidence of payment of transfer taxes payable on account of such transfer by me, or exemption therefrom, is submitted to you.

      I understand that, by completing the box entitled "Description of Old Notes" above and signing this Letter of Transmittal, I will be deemed to have tendered the Old Notes as set forth in such box above.

Box #3

                  THE FOLLOWING MUST BE COMPLETED BY TENDERING
          HOLDERS OF OLD NOTES WHO HAVE SPECIAL ISSUANCE INSTRUCTIONS.

--------------------------------------------------------------------------------
                          SPECIAL ISSUANCE INSTRUCTIONS
                           (See Instructions 3 and 4)

To be completed ONLY if Old Notes not exchanged or New Notes are to be issued in the name of someone other than the person whose signature appears on this Letter of Transmittal above or if Old Notes delivered by book-entry transfer which are not exchanged are to be returned by credit to an account maintained at DTC other than the account indicated above.

Issue New Notes and Participation Fee and/or Old Notes and pay Participation Fee to:

Name(s):________________________________________________________________________
                             (Please type or print)

Address:________________________________________________________________________

________________________________________________________________________________
                                                                      (Zip code)

Employer identification or social security number:______________________________


Credit unexchanged Old Notes delivered by book-entry transfers to the Book-Entry Transfer Facility account set forth below.

________________________________________________________________________________
Book-Entry Transfer Facility Account Number, if applicable

--------------------------------------------------------------------------------

Box #4

                  THE FOLLOWING MUST BE COMPLETED BY TENDERING
          HOLDERS OF OLD NOTES WHO HAVE SPECIAL DELIVERY INSTRUCTIONS.

--------------------------------------------------------------------------------
                          SPECIAL DELIVERY INSTRUCTIONS
                           (See Instructions 3 and 4)

To be completed ONLY if Old Notes not exchanged or New Notes and the Participation Fee are to be sent to someone other than the person whose signature appears on this Letter of Transmittal above or to such person at an address other than that shown in the box entitled "Description of Old Notes" on this Letter of Transmittal, above.

Mail New Notes and Participation Fee and/or Old Notes to:

Name(s):________________________________________________________________________
                             (Please type or print)

________________________________________________________________________________

Address:________________________________________________________________________

________________________________________________________________________________
                                                                      (Zip code)
--------------------------------------------------------------------------------

      Important: This Letter of Transmittal or a facsimile hereof or an agent's message in lieu thereof (together with the certificates for Old Notes or a Book-Entry confirmation and all other required documents or the Notice of Guaranteed Delivery) must be received by the Exchange Agent prior to 5:00 p.m., New York City Time, on the Expiration Date.

Box #5

           THE FOLLOWING MUST BE COMPLETED BY ALL TENDERING HOLDERS OF
                                   OLD NOTES.

--------------------------------------------------------------------------------
                      IMPORTANT--PLEASE SIGN AND DATE HERE
                   (Please complete substitute Form W-9 below)
                           (See Instructions 1 and 3)

I hereby tender the Old Notes described above in "Description of Old Notes Tendered" (Box #1), upon the terms and subject to the conditions of the Exchange Offer.

________________________________________________________________________________

________________________________________________________________________________
                            Signature(s) of holder(s)


      Dated: __________________, 2001

This Letter of Transmittal must be signed by the registered holder(s) as the name(s) appear(s) on the Old Note certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by endorsements and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 3.

Name(s):________________________________________________________________________

________________________________________________________________________________
                             (Please type or print)


Capacity:_______________________________________________________________________

Address:________________________________________________________________________

________________________________________________________________________________
                                                                      (Zip code)

Area code and telephone number:_________________________________________________

--------------------------------------------------------------------------------

Box #6

                  THE FOLLOWING MUST BE COMPLETED BY TENDERING
           HOLDERS OF OLD NOTES WHO ARE REQUIRED TO PROVIDE SIGNATURE
                     GUARANTEES. (See Instructions 1 and 3)

--------------------------------------------------------------------------------

                               SIGNATURE GUARANTEE

                     FOR USE BY ELIGIBLE INSTITUTIONS ONLY.
                    PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Signature(s) guaranteed by an eligible institution:_____________________________
                                                       (Authorized signature)

Name:___________________________________________________________________________
                             (Please type or print)


Title:__________________________________________________________________________

Name of firm:___________________________________________________________________


Address:________________________________________________________________________

________________________________________________________________________________
                                                                      (Zip code)

Area code and telephone number:_________________________________________________


Date: __________________________, 2001


--------------------------------------------------------------------------------

 Please read this entire Letter of Transmittal carefully before completing any box above.

INSTRUCTIONS

      FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Delivery of this Letter of Transmittal and Old Note Certificate(s); Guaranteed Delivery

      This Letter of Transmittal is to be completed by holders of Old Notes if either the certificate(s) representing Old Notes are to be forwarded herewith or, unless an agent's message is utilized, if tenders are to be made pursuant to the procedures for book-entry transfer set forth in the Exchange Circular under "The Exchange Offer--Procedures for Tendering Old Notes." Tenders by book-entry transfer also may be made by delivering an Agent's Message in lieu of this Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such participant. Certificates for all physically tendered Old Notes, or Book-Entry Confirmation, as the case may be, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile hereof or Agent's Message in lieu thereof) and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures set forth below. Old Notes tendered hereby must be in denominations of principal amount at maturity of $1,000 and any integral multiple thereof. The method of delivery of this Letter of Transmittal, the certificate(s) representing Old Notes tendered herewith and any other required documents is at the option and risk of the tendering holder of Old Notes, but, except as otherwise provided below, the delivery will be deemed made only when actually received or confirmed by the Exchange Agent. If certificate(s) representing Old Notes tendered herewith are sent by mail it is recommended that tendering holders of Old Notes use registered mail, return receipt requested and allow sufficient time to ensure timely receipt.

      Delivery of documents to the book-entry transfer facility does not constitute delivery to the Exchange Agent.

      No alternative, conditional or contingent tenders will be accepted for exchange in the Exchange Offer. All tendering holders of Old Notes, by execution of this Letter of Transmittal or a manually signed facsimile hereof, waive any right to receive any notice of the acceptance of their Old Notes for exchange.

      Holders whose certificate(s) for Old Notes are not immediately available or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver their certificate(s) and all other required documents to the Exchange Agent prior to the Expiration Date of the Exchange Offer may tender their Old Notes pursuant to the guaranteed delivery procedure set forth in the Exchange Circular under "The Exchange Offer--Guaranteed Delivery Procedures." Pursuant to such procedure: (i) such tender must be made by or through a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (an "eligible institution"); (ii) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent must have received from such eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes and the aggregate principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificate(s) for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by this Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent; and (iii) the certificate(s) for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required hereby, must be received by the Exchange Agent within three business days after the date of the notice of guaranteed delivery, all as provided in the Exchange Circular under "The Exchange Offer--Guaranteed Delivery Procedures."

2. Partial Tenders (Not Applicable to holders of Old Notes who Tender by Book-Entry Transfer); Withdrawals

      If less than all the Old Notes evidenced by any submitted certificate(s) are to be tendered, the tendering holder should fill in the aggregate principal amount of Old Notes to be tendered in the appropriate places in "Description of Old Notes" (Box #1) with respect to the Old Notes being tendered. A reissued certificate representing the principal amount of Old Notes not tendered will be issued in the name of, and sent to, such registered holder, unless otherwise indicated under "Special Issuance Instructions" (Box #3) or "Special Delivery Instructions" (Box #4) above, promptly after the Expiration Date of the Exchange Offer. The entire aggregate principal amount of Old Notes represented by any certificate(s) delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

      Any tendering holder of Old Notes may withdraw the Old Notes tendered hereby at any time prior to 5:00 p.m., New York City time on the Expiration Date.

      To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of its addresses set forth above and the holder of Old Notes tendered must comply with the requirements set forth in the Exchange Circular under "The Exchange Offer--Withdrawal Rights." Withdrawals may not be rescinded, and Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including certificate number or numbers and the principal amount at maturity of such Old Notes), (iii) contain a statement that such holder is withdrawing such holder's election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which such Old Notes are registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer set forth in "The Exchange Offer--Book-Entry Transfers" section of the Exchange Circular, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company (which power may be delegated to the Exchange Agent), whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no New Notes or Participation Fee will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures set forth in "The Exchange Offer--Book-Entry Transfers" section of the Exchange Circular, such Old Notes will be credited to an account maintained with DTC for the Old Notes) promptly after withdrawal, rejection of tender or termination of the Exchange Offer. However, properly withdrawn Old Notes may be retendered by again following one of the procedures described in the Exchange Circular under the caption "The Exchange Offer--Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

3. Signatures on this Letter of Transmittal; Bond Powers and Endorsements; Medallion Guarantee of Signatures

      If this Letter of Transmittal is signed by the registered holder(s) of the Old Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) representing the Old Notes or on DTC's security position listing as the registered holder of such Old Notes, without alteration, enlargement or any other change whatsoever.

      If any of the Old Notes tendered hereby are registered in the name of two or more joint owners, all such owners must sign this Letter of Transmittal.

      If any tendered Old Notes are registered in the names of different holders on several certificates, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal as there are different registrations of certificates.

      If this Letter of Transmittal is signed by the registered holder(s) of the Old Notes listed and tendered hereby, no endorsements of certificates or separate bond powers are required. If, however, New Notes and the Participation Fee or any untendered Old Notes are to be reissued, in the name of a person other than the registered holder(s), endorsements of any certificate(s) transmitted hereby or separate bond powers are required. Signatures on such certificate(s) must be medallion guaranteed by an eligible institution. Notary publics cannot execute acceptable guarantees of signature.

      If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Old Notes listed and tendered hereby, the certificate(s) must be endorsed or accompanied by appropriate bond powers exactly as the name(s) of the registered holder(s) appear(s) on such certificate(s), and such signatures must be medallion guaranteed by an eligible institution. Notary publics cannot execute acceptable guarantees of signature.

      If this Letter of Transmittal or any certificates or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Company of their authority so to act must be submitted, unless waived by the Company.

      Signatures on this Letter of Transmittal must be medallion guaranteed by an eligible institution unless the Old Notes are tendered: (i) by a registered holder of such Old Notes (which term, for purposes of this Letter of Transmittal, shall include any participant in the book-entry transfer facility whose name appears on a security position listing as the owner of Old Notes) who has not completed the box entitled "Special Issuance Instructions" (Box #3) or "Special Delivery Instructions" (Box #4) of this Letter of Transmittal; or (ii) for the account of an eligible institution. If a medallion guarantee is required, a notary public cannot execute an acceptable guarantee of signatures.

4.    Special Issuance and Delivery Instructions

      Tendering holders of Old Notes should indicate in the box entitled "Special Issuance Instructions" (Box #3) or "Special Delivery Instructions" (Box #4), as applicable, the name and address to which New Notes and the Participation Fee and/or substitute certificate(s) for Old Notes not tendered are to be issued or sent, if different from the name and address of the person signing this Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. Holders tendering Old Notes by book-entry transfer may request that Old Notes not exchanged be credited to such account maintained at DTC as such holder may designate hereon. If no such instructions are given, such Old Notes not exchanged will be returned to the name and address of the person signing this Letter of Transmittal.

5.    Transfer Taxes

      The Company will pay all transfer taxes, if any, applicable to the transfer of Old Notes to it or its order pursuant to the Exchange Offer. If, however, New Notes and the Participation Fee and/or substitute Old Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Old Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering holder. Tendering holders of Old Notes acknowledge and agree that the Company and the Exchange Agent may in appropriate circumstances defer the effect of such transfers and may retain such Old Notes until satisfactory evidence of payment of transfer taxes payable on account of such transfer by a tendering holder of Old Notes, or exemption therefrom, is submitted to the Company and the Exchange Agent. Except as provided in this instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Old Notes specified in this Letter of Transmittal.

6.    Mutilated, Lost, Stolen or Destroyed Certificates

      If any Old Note certificate has been mutilated, destroyed, lost or stolen, the holder thereof must (i) furnish to the Exchange Agent evidence, satisfactory to it in its discretion, of the ownership of and the mutilation, destruction, loss or theft of such certificate, (ii) furnish to the Exchange Agent indemnity, satisfactory to it and to the Company in their discretion, and (iii) comply with such other reasonable conditions as the Exchange Agent may prescribe. Any holder whose Old Note certificate has been mutilated, destroyed, lost or stolen should promptly contact the Exchange Agent at the address indicated above for further instructions.

7.    Questions and Requests for Assistance or Additional Copies

      Questions relating to the procedure for tendering, as well as requests for assistance or additional copies of the Exchange Circular, this Letter of Transmittal or the notice of guaranteed delivery, may be directed to the information agent at the address indicated below. Additional copies of the Exchange Circular, this Letter of Transmittal or the notice of guaranteed delivery may also be obtained from the information agent.

8.    Waiver of Conditions

      The Company reserves the right to waive, in whole or in part at any time and from time to time, any of the specified conditions to the Exchange Offer.

9.    Important Tax Information; Substitute Form W-9

      Federal income tax law requires that a holder whose tendered Old Notes are accepted for exchange must provide the Exchange Agent (as payor) with his or her correct taxpayer identification number ("TIN") on Substitute Form W-9 below, which, in the case of a holder who is an individual, is his or her social security number. If the Exchange Agent is not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to a $50 penalty imposed by the Internal Revenue Service (the "IRS") in addition to backup withholding in an amount equal to 31% of the amount of any reportable payments made after the exchange to such tendering holder. If withholding results in an overpayment of taxes, a refund may be obtained.

      Exempt holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 ("Guidelines") for additional instructions.

      To prevent backup withholding, each tendering holder must provide his or her correct TIN by completing the "Substitute Form W-9" set forth herein, certifying that (1) the TIN provided is correct (or that such holder is awaiting a TIN), (2) the (i) holder is exempt from backup withholding, (ii) holder has not been notified by the IRS that he or she is subject to backup withholding as a result of the failure to report all interest or dividends or (iii) IRS has notified the holder that he or she is no longer subject to backup withholding, and (3) the holder is a U.S. person (including a resident alien). If the certificate(s) representing Old Notes are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for information on which TIN to report. If you do not have a TIN, consult the enclosed Guidelines for instructions of applying for a TIN, check the box in Part 2 of the Substitute Form W-9 (Box #7), and complete the Certification of Awaiting Taxpayer Identification Number (Box #8) in order to avoid backup withholding. Notwithstanding that the box in Part 2 of Box #7 is checked and the Certification of Awaiting Taxpayer Identification Number is completed, the Exchange Agent will withhold 31% of all reportable payments made prior to the time a properly certified TIN is provided to the Exchange Agent, and if the TIN is provided within 60 days, such amount will be refunded.

      If backup withholding applies, the Exchange Agent is required to withhold 31% of the amount of any reportable payments made after the exchange to such tendering holder. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

      Holders of Old Notes who acquired their Old Notes at different times may have different tax bases in their Old Notes, and should consult with their tax advisors as to the possibility of identifying the specific Old Notes surrendered in the Exchange Offer in order to establish the basis of New Notes issued in exchange for Old Notes surrendered.

10. Acceptance Of Tendered Debentures And Issuance Of Exchange Debentures; Return Of Debentures.

      Subject to the terms and conditions of the Exchange Offer, the Company will accept for exchange all validly tendered Old Notes as soon as practicable after the Expiration Date, and will issue New Notes therefor, along with payment of accrued interest on the Old Notes accepted for exchange, and payment of the Participation Fee, on the third business day following the Expiration Date. For purposes of the Exchange Offer, the Company shall be deemed to have accepted tendered Old Notes when, as, and if the Company has given written or oral notice (immediately followed in writing) thereof to the Exchange

Agent. If any tendered Old Notes are not exchanged pursuant to the Exchange Offer for any reason, such unexchanged Old Notes will be returned, without expense, to the undersigned at the address shown in Box l or at a different address as may be indicated herein under "Special Delivery Instructions" (Box #4).

          ONE OR MORE OF THE FOLLOWING BOXES MUST BE COMPLETED BY ALL
                        TENDERING HOLDERS OF OLD NOTES.
                              (See Instruction 11)

Box #7

------------------------------------------------------------------------------------------------------------------------------------
                                               PAYOR'S NAME: PDS FINANCIAL CORPORATION
------------------------------------------------------------------------------------------------------------------------------------
            SUBSTITUTE               PART I -- Please provide your TIN in the              -----------------------------------------
                                     box at right and certify by signing and
                                     dating below.
             Form W-9                                                                              Social Security Number
                                                                                             or Employer Identification Number
                                                                                           (if awaiting TIN write "Applied For")
                                     -----------------------------------------------------------------------------------------------
    Department of the Treasury       PART II -- For Payees exempt from backup withholding, see the attached Guidelines for Internal
                                                Revenue Service Certification of Taxpayer Identification Number on Substitute Form
                                                W-9 and complete as instructed therein.

                                     |_|   Check if you wrote "Applied For" in Part 1 (above). In addition to completing and signing this form, you must also complete and sign "Certification of Awaiting Taxpayer
                                           Identification Number" (Box #8).
                                     -----------------------------------------------------------------------------------------------
                                     Certification -- Under penalties of perjury, I certify that:

                                     (1)       The number shown on this form is my correct Taxpayer Identification Number (or a
                                          Taxpayer Identification Number has not been issued to me) and either (a) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate
                                          Internal Revenue Service ("IRS") or Social Security Administration office or (b) I intend to mail or deliver an application in the near future. (I understand that if I do not provide a Taxpayer Identification Number to the Depositary, 31% of all reportable payments made to me will be withheld, but will be refunded if I provided a Taxpayer
                                          Identification Number certified within 60 days);

         Payor's Request for         (2)       I am not subject to backup withholding either because I have not been notified by
       Taxpayer Identification            the IRS that I am subject to backup withholding as a result of a failure to report all
           Number ("TIN")                 interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding; and

                                     (3)       I am a U.S. Person (including U.S. resident alien).

                                     CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed Guidelines.)


                                     Signature _____________________________________________________      Date: ____________________

------------------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A $50 PENALTY
      IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

Box #8

          YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF ARE AWAITING A
                         TAXPAYER IDENTIFICATION NUMBER.

--------------------------------------------------------------------------------
            CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER

      I certify under penalty of perjury that a taxpayer identification number has not been issued to me, and either that (i) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (ii) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a taxpayer identification number within sixty (60) days.

Signature ____________________________________ Date _____________________

--------------------------------------------------------------------------------


                   FOR ADDITIONAL INFORMATION CONTACT YOUR TAX
                   CONSULTANT OR THE INTERNAL REVENUE SERVICE

                The Information Agent for the Exchange Offer is:

                                     [LOGO]
                            MacKenzie Partners, Inc.

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800) 322-2885

                       Email: proxy@mackenziepartners.com

                            PDS FINANCIAL CORPORATION
        OFFER FOR ALL OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2004
             IN EXCHANGE FOR 12% SENIOR SUBORDINATED NOTES DUE 2007

TO OUR CLIENTS:

      Enclosed for your consideration is an exchange circular, dated May 11, 2001 (the "Exchange Circular"), and the related letter of transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of PDS Financial Corporation ("PDS") to exchange an aggregate principal amount of up to $11,730,000 of PDS's 12% Senior Subordinated Notes due 2007 (individually a "New Note" and collectively, the "New Notes") for the entire principal amount outstanding of PDS's 10% Senior Subordinated Notes due 2004 (individually an "Old Note" and collectively, the "Old Notes") from the registered holders thereof, upon the terms and subject to the conditions described in the Exchange Circular and the Letter of Transmittal.

      The Exchange Offer is subject to satisfaction or waiver of certain conditions that are described in the Exchange Circular under the caption "The Exchange Offer--Conditions to the Exchange Offer."

      These materials are being forwarded to you as the beneficial owner of the Old Notes held by us for your account but not registered in your name. A TENDER OF THE OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Exchange Circular and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on June 8, 2001, unless the Exchange Offer is extended by PDS. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration of the Exchange Offer.

      Your attention is directed to the following:

      1. The Exchange Offer is for any and all Old Notes.

      2. The Exchange Offer is subject to certain conditions set forth in the Exchange Circular under the caption "The Exchange Offer--Conditions to the Exchange Offer."

      3. Any transfer taxes incident to the transfer of Old Notes from the holder to PDS will be paid by PDS, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

      4. The Exchange Offer expires at 5:00 p.m., New York City time, on June 8, 2001, unless the Exchange Offer is extended by PDS.

      If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.

                 INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by PDS Corporation with respect to its 10% Senior Subordinated Notes due 2004.

      This will instruct you to tender the Old Notes held by you for the account of the undersigned, subject to the terms and conditions set forth in the Exchange Circular and the related Letter of Transmittal.

      Please tender the Old Notes held by you for my account as indicated below:

            10% Senior Subordinated Notes due 2004 $____________ (Aggregate Principal Amount at Maturity of Old Notes)

            |_| Please do not tender any Old Notes held by you for my account.


Dated:  ________________________, 2001


Signature(s):  _____________________________________________________________


Print Name(s) here:  _______________________________________________________


(Print Address(es)):  ______________________________________________________


(Area Code and Telephone Number(s)):  ______________________________________


(Tax Identification or Social Security Number(s)):  ________________________


      NONE OF THE OLD NOTES HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE OLD NOTES HELD BY US FOR YOUR ACCOUNT.

                                OFFER TO EXCHANGE

                        ALL 10% SENIOR SUBORDINATED NOTES
                        DUE 2004 (CUSIP NO. 69329T AB 1)

                                       FOR

                     12% SENIOR SUBORDINATED NOTES DUE 2007

                                       OF

                           PDS FINANCIAL CORPORATION

May 11, 2001

To: Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

      PDS Financial Corporation (the "Company") is offering, upon and subject to the terms and conditions set forth in the exchange circular dated May 11, 2001 (the "Exchange Circular"), and the enclosed letter of transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") an aggregate principal amount of up to $11,730,000 of its 12% Senior Subordinate Notes due 2007 for the entire principal amount outstanding of its issued and outstanding 10% Senior Subordinated Notes due 2004 (the "Old Notes") from the registered holders thereof. In addition, holders that tender and do not withdraw their Old Notes will receive, upon acceptance of the Old Notes by the Company, a participation fee equal to $10 in cash for each $1,000 principal amount of Old Notes tendered.

      We are requesting that you contact your clients, for whom you hold Old Notes, regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

      1.    Exchange Circular dated May 11, 2001;

      2. The Letter of Transmittal for your use and for the information of your clients;

      3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent, referred to below, prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

      4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2001 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE COMPANY. OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Exchange Circular and the Letter of Transmittal.

      If a registered holder of Old Notes desires to tender, but such Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Exchange Circular under "The Exchange Offer--Guaranteed Delivery Procedures."

      The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Exchange Circular and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

      Any requests for additional copies of the enclosed materials, should be directed to U.S. Bank Trust National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal. A holder of Old Notes may also contact MacKenzie Partners Inc., at its telephone number set forth below, or such holder's broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the Exchange Offer.

                            The Information Agent for
                             the Exchange Offer is:
                             MacKenzie Partners Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          Call Collect: (212) 929-5500
                         Call Toll-Free: (800) 322-2885


                                                  Very truly yours,


                                                  PDS FINANCIAL CORPORATION


      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE EXCHANGE CIRCULAR OR THE LETTER OF TRANSMITTAL.

                          NOTICE OF GUARANTEED DELIVERY

                                       FOR

                        TENDER OF 10% SENIOR SUBORDINATED
                     NOTES DUE 2004 (CUSIP NO. 69329T AB 1)

                                       OF

                            PDS FINANCIAL CORPORATION
                    (NOT TO BE USED FOR SIGNATURE GUARANTEES)

      This form or one substantially equivalent hereto must be used to accept the offer (the "Exchange Offer") of PDS Financial Corporation (the "Company") made pursuant to the exchange circular, dated May 11, 2001 (the "Exchange Circular"), if certificates for the outstanding 10% Senior Subordinated Notes due 2004 of the Company (the "Old Notes") are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach U.S. Bank Trust National Association, as exchange agent (the "Exchange Agent") prior to 5:00 p.m., New York City time, on the Expiration Date of the Exchange Offer. Such form may be delivered or transmitted by facsimile transmission, mail or hand delivery to the Exchange Agent as set forth below. In addition, in order to utilize the guaranteed delivery procedure to tender Old Notes pursuant to the Exchange Offer, a completed, signed and dated letter of transmittal (or facsimile thereof) must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Holders of Old Notes who have previously validly delivered a notice of guaranteed delivery pursuant to the procedures outlined above and as further described in the Exchange Circular are not required to use this form. Holders of Old Notes who have previously validly tendered Old Notes for exchange or who validly tender Old Notes for exchange in accordance with this Form may withdraw any Old Notes so tendered at any time prior to the Expiration Date. See the Exchange Circular under the heading "The Exchange Offer" for a more complete description of the tender and withdrawal provisions. Capitalized terms not defined herein shall have the meanings given to them in the Exchange Circular.

Delivery to:

             U.S. BANK TRUST NATIONAL ASSOCIATION, EXCHANGE AGENT

  By Registered or Certified Mail:           By Hand and Overnight Courier:

U.S. Bank Trust National Association     U.S. Bank Trust National Association

   Specialized Finance Department           Specialized Finance Department
        180 East Fifth Street                    180 East Fifth Street
      St. Paul, Minnesota 55101                St. Paul, Minnesota 55101

            By Facsimile:              Confirm by Telephone or for Information:

           (651) 244-1537                            (800) 934-6802

      DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF THIS INSTRUMENT VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

Ladies and Gentlemen:

      Upon the terms and conditions set forth in the Exchange Circular, the undersigned hereby tenders to the Company the principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedure described in "The Exchange Offer--Guaranteed Delivery Procedures" section of the Exchange Circular.

      This must be signed by the holder(s) of Old Notes as such holder(s) name(s) appear(s) on certificates for Old Notes or on a security position listing, or by person(s) authorized to become registered holder(s) by endorsement and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below.

Principal Amount at Maturity of Old      Please Sign Here:
Notes
Tendered:*  $
             --------------------------
                                         -------------------------------------
---------------------------------------
Certificate Nos. (if available):
                                         -------------------------------------
                                         Signature(s) of Owner(s) or
                                         Authorized Signatory
If Old Notes Will Be Delivered by        Date
Book-Entry Transfer to the Depository         --------------------------------
Trust Company, Provide Account Number.   Area Code and Telephone Number:

---------------------------------------  -------------------------------------
                                         Please Print Name(s)
                                         and Address(es)

Total Principal amount at Maturity        Name(s):
Represented by Old Notes Certificate(s):          -----------------------------
$
  --------------------------------------  -------------------------------------
                                          Capacity:
Account Number:                                    ----------------------------
               -------------------------
                                          -------------------------------------
*Must be in denominations of principal    Address(es):
amount at maturity of $1,000 and any                    -----------------------
integral multiple thereof.
                                          -------------------------------------

                                          -------------------------------------

      ALL AUTHORITY HEREIN CONFERRED OR AGREED TO BE CONFERRED SHALL SURVIVE THE DEATH OR INCAPACITY OF THE UNDERSIGNED AND EVERY OBLIGATION OF THE UNDERSIGNED HEREUNDER SHALL BE BINDING UPON THE HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS OF THE UNDERSIGNED.

                               MEDALLION GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEES)

      The undersigned, a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, hereby guarantees that the certificates representing the principal amount of Old Notes tendered hereby in proper form for transfer, or timely confirmation of the book-entry transfer of such Old Notes into the Exchange Agent's account at The Depository Trust Company pursuant to the procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures" section of the Exchange Circular, together with one or more properly completed and duly executed Letters of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) and any required signature guarantee and any other documents required by the Letter of Transmittal, will be received by the Exchange Agent at the address set forth above, no later than three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

                   (PLEASE TYPE OR PRINT EXCEPT FOR SIGNATURE)


---------------------------------------  --------------------------------------
            Name of Firm                         Authorized Signature

---------------------------------------  --------------------------------------
               Address                                   Title
                                         Name:
---------------------------------------         -------------------------------
              Zip Code

Area Code and Tel. No.                   Dated:
                      ------------------         ------------------------------

NOTE: DO NOT SEND CERTIFICATES FOR OLD NOTES WITH THIS FORM. CERTIFICATES FOR
      OLD NOTES SHOULD BE SENT ONLY WITH A COPY OF YOUR PREVIOUSLY EXECUTED LETTER OF TRANSMITTAL.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                          NUMBER ON SUBSTITUTE FORM W-9

1. DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE TO THE PAYOR

      Social Security numbers ("SSN") have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers ("EIN") have nine digits separated by one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

      --------------------------------------- ----------------------------------
      For this type of account:               Give name and SSN of:
      --------------------------------------- ----------------------------------
      1.   Individual                         The individual
      --------------------------------------- ----------------------------------
      2.   Two or more individuals            The actual owner of the account
           (joint account)                    or, if combined funds, the first
                                              individual on the account (1)
      --------------------------------------- ----------------------------------
      3.   Custodian account of a minor       The minor (2)
           (Uniform Gift to Minors Act)
      --------------------------------------- ----------------------------------
      4.   a.  The usual revocable            The grantor-trustee (1)
           savings trust (grantor is also
           trustee)

           b.  So-called trust account that   The actual owner (1)
           is not a legal or valid trust
           under state law
      --------------------------------------- ----------------------------------
      5.   Sole proprietorship                The owner (3)
      --------------------------------------- ----------------------------------
      For this type of account:               Give name and EIN of:
      --------------------------------------- ----------------------------------
      6.   Sole proprietorship                The owner (3)
      --------------------------------------- ----------------------------------
      7.   A valid trust, estate, or
           pension trust                      Legal entity (4)
      --------------------------------------- ----------------------------------
      8.   Corporate                          The corporation
      --------------------------------------- ----------------------------------
      9.   Association, club, religious,      The organization
           charitable, educational, or
           other tax-exempt
      --------------------------------------- ----------------------------------
      10.  Partnership                        The partnership
      --------------------------------------- ----------------------------------
      11.  A broker or registered             The broker or nominee
           nominee
      --------------------------------------- ----------------------------------
      12.  Account with the Department        The public entity
           of Agriculture in the name of a
           public entity (such as a state
           or local government, school
           district, or prison) that
           receives agricultural program
           payments
      --------------------------------------- ----------------------------------

      (1) List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person's number must be furnished.

      (2) Circle the minor's name and furnish the minor's social security number

      (3) You must show your individual name, but you may also enter your business or "doing business as" name. You may use either your social security number or employer identification number.

      (4) List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identifying number of the person, representative or trustee unless the legal entity itself is not designated in the account title).

      NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

2. OBTAINING A NUMBER

      If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for Social Security Number Card, at your local office of the Social Security Administration, or obtain Form SS-4, Application for Employer Identification Number, at from the Internal Revenue Service ("IRS"). You can get Form SS-4 from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS's Internet Web Site at www.irs.gov.

      If you do not have a number, write "Applied For" in the space for the taxpayer identification number in Part 1, sign and date the Substitute Form W-9 and return it to the payor. Also complete the form entitled "Certificate of Awaiting Taxpayer Identification Number." You must provide the payor with a taxpayer identification number within 60 days. During this 60-day period, the payor will withhold 31% on any reportable interest or dividend. However, if a properly certified taxpayer identification number is received by the payor within 60 days, the payor will refund any amount so withheld. With respect to other reportable payments, you will be subject to backup withholding on all such payments until your properly certified taxpayer identification number is received by the payor.

3. NON-U.S. PERSONS

      Only U.S. Persons (including resident aliens) may use the Substitute Form W-9. If you are a foreign person, you must use the appropriate Form W-8. See IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Corporations, available from the IRS's Internet Web Site at www.irs.gov. Although the payor does not anticipate that there will be foreign holding of any instrument described in this Letter of Transmittal, any person not entitled to use Substitute Form W-9 should contact the payor directly. Persons not entitled to use Substitute Form W-9 should also contact their own tax advisor with regard to the appropriate method of reporting.

4. CERTIFICATION

      For interest and dividend payments, you must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct taxpayer identification number to a payor, you must cross out item 2 under the certification heading in Box #10.

5. PAYEES AND PAYMENTS EXEMPT FROM BACKUP WITHHOLDING

      Payees specifically exempted from backup withholding on ALL payments include the following:

            o An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement account or a custodial account under section 403(b)(7) of the Code if the account satisfies the requirements of section 401(f)(2).

            o     The United States or any of its agencies or instrumentalities.

            o A State, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

            o A foreign government or any of its political subdivisions, agencies or instrumentalities.

            o An international organization or any of its agencies or instrumentalities.

      Other payees that MAY be exempt from backup withholding include the following:

            o     A corporation.

            o     A financial institution.

            o A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

            o     A real estate investment trust.

            o A common trust fund operated by a bank under section 584(a) of the Code.

            o An entity registered at all times during the tax year under the Investment Company Act of 1940.

            o     A foreign bank of central issue.

      Payments of interest not generally subject to backup withholding include the following:

            o     Payments of interest on obligations issued by individuals.
                  NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payor's trade or business and you have not provided your current and correct taxpayer identification number to the payor.

            o Payments of tax-exempt interest (including exempt interest dividends under section 852 of the Code).

            o Payments described in section 6049(b)(5) of the Code to non-resident aliens.

            o Payments on tax-free covenant bonds under section 1451 of the Code.

            o     Payments made by certain foreign organizations.

6. EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FILE THIS FORM WITH THE PAYOR. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. ALSO, SIGN AND DATE THE FORM.

      Certain payments other than interest, dividends, and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6044, 6045, 6049, 6050A and 6050N of the Code and their regulations.

7. PRIVACY ACT NOTICE

      Section 6109 of the Code requires recipients of interest, dividend, or other payments to give correct taxpayer identification numbers to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes. The payor must be given the numbers whether or not recipients are required to file the tax returns. Payors must generally withhold 31% of taxable interest, dividend and certain other payments to a payee who does not furnish a taxpayer identification number to a payor. Certain penalties may also apply.

8. PENALTIES

      Under circumstances described below, a recipient of interest, dividend or other payments may be subject to the following penalties:

      [1] PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER. If you fail to furnish your correct taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

      [2] CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

      [3] CRIMINAL PENALTY FOR FALSIFYING INFORMATION. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.